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Exhibit (a)(1)(A)

        OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock
of

Rally Software Development Corp.
a Delaware Corporation

at
$19.50 Net Per Share
by

Grand Prix Acquisition Corp.
a wholly-owned subsidiary of

CA, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M. (EASTERN TIME)
ON JULY 8, 2015, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        Grand Prix Acquisition Corp. (which we refer to as "Purchaser"), a wholly-owned subsidiary of CA, Inc., a Delaware corporation (which we refer to as "Parent" or "CA") is offering to purchase for cash all of the outstanding shares of common stock, par value $0.0001 per share (the "Shares"), of Rally Software Development Corp., a Delaware corporation (which we refer to as the "Company" or "Rally") at a purchase price of $19.50 per Share (the "Offer Price"), without interest thereon, net to the seller in cash, and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal", which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time in accordance with the terms of the Acquisition Agreement (as described below), constitutes the "Offer"). Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares. The date and time at which the Offer expires by its terms (as it may be extended in accordance with the Acquisition Agreement described below) is referred to herein as the "Expiration Date" and the date and time at which Purchaser accepts Shares for payment pursuant to the Offer is referred to herein as the "Acceptance Time".

        Purchaser will not be required to (and may not) accept any Shares for payment pursuant to the Offer, unless, at the Expiration Date, the number of Shares validly tendered in accordance with the terms of the Offer (after giving effect to any withdrawals of previously tendered Shares), taken together with any Shares then owned by CA and Purchaser, represent a majority of all then outstanding Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received", as such term is defined in Section 251(h) of the General Corporation Law of the State of Delaware, by the depository for the Offer pursuant to such procedures). In addition, Purchaser will not be required to accept any Shares for payment pursuant to the Offer if, at the Expiration Date, (i) Rally has breached its covenants under the Acquisition Agreement in any material respect, (ii) a "Company Material Adverse Effect" (as defined in the Acquisition Agreement) has occurred and is continuing, or (iii) a governmental authority has (A) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by the Acquisition Agreement (including the Offer or the Merger) any applicable law that has the effect of making the consummation of any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) illegal or prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) or (B) issued or granted any order that remains in effect and has the effect of making any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger). The Offer also is subject to other conditions as described in this Offer to Purchase. See Section 15—"Certain Conditions to the Offer". The Offer is not subject to any financing condition. On June 5, 2015, the United States Federal Trade Commission terminated early the waiting period applicable to the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger).

        The Offer is being made pursuant to an Acquisition Agreement, dated as of May 27, 2015 (as it may be amended or supplemented from time to time in accordance with its terms, the "Acquisition Agreement"), by and among CA, Purchaser and Rally. The Acquisition Agreement provides, among other things, that promptly following the consummation of the Offer, subject to the satisfaction or waiver of conditions set forth in the Acquisition Agreement, Purchaser will be merged with and into Rally (the "Merger"), with Rally continuing as the surviving corporation (which we refer to as the "Surviving Corporation") of the Merger and a wholly-owned subsidiary of CA. The closing of the Merger will occur promptly after the consummation of the Offer and is referred to as the "Merger Closing." As a result of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time"), other than (i) Shares owned by CA, Purchaser, Rally or any other direct or indirect wholly-owned subsidiary of CA, Purchaser or Rally and (ii) Shares held by stockholders who have properly and validly exercised their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the "DGCL"), will be automatically converted into the right to receive the Offer Price, without interest thereon and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings. As a result of the Merger, Rally will cease to be a publicly traded company and will become wholly-owned by CA.

        After careful consideration, Rally's board of directors, among other things, has unanimously (i) determined that the Acquisition Agreement is advisable, (ii) determined that the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair to, and in the best interests of Rally and its stockholders; (iii) approved the execution, delivery and performance by Rally of the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iv) agreed that the Merger will be governed by Section 251(h) of the DGCL, and (v) resolved to recommend that Rally's stockholders tender their Shares to Purchaser pursuant to the Offer, all upon the terms and subject to the conditions set forth in the Acquisition Agreement.

A summary of the principal terms of the Offer appears on pages 1 through 6. You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares in the Offer.

June 8, 2015

IMPORTANT

        If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal and any other required documents to Computershare Trust Company, N.A., in its capacity as depository for the Offer (which we refer to as the "Depository"), and either (i) deliver the certificates for your Shares to the Depository along with the Letter of Transmittal or (ii) tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares", in each case prior to 12:01 a.m. (Eastern Time) on July 8, 2015, unless we extend the Offer pursuant to the terms of the Acquisition Agreement or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

* * * * *

        Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares".

        Questions and requests for assistance should be directed to the Information Agent (as described below) at its address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, and any other material related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission (the "SEC") at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

        The Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

SUMMARY TERM SHEET

        The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the Offer to Purchase, the related Letter of Transmittal and other related materials. You are urged to read carefully the Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. CA and Purchaser have included cross-references in this summary term sheet to other sections of the Offer to Purchase where you will find more complete descriptions of the topics addressed below. The information concerning Rally contained herein and elsewhere in the Offer to Purchase has been provided to CA and Purchaser by Rally or has been taken from or is based upon publicly available documents or records of Rally on file with the United States Securities and Exchange Commission (the "SEC") or other public sources at the time of the Offer. CA and Purchaser have not independently verified the accuracy and completeness of such information, but CA and Purchaser have no knowledge that would indicate that any statements contained herein relating to Rally provided by Rally or taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect.

Securities Sought	All issued and outstanding shares of common stock, par value $0.0001 per share, of Rally Software Development Corp.
Price Offered Per Share
$19.50, referred to as the "Offer Price", without interest thereon, net to the seller in cash, and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings
Scheduled Expiration of Offer	12:01 a.m. (Eastern Time) on July 8, 2015, unless the offer is extended or earlier terminated. See Section 1—"Terms of the Offer"
Purchaser	Grand Prix Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CA, Inc., a Delaware corporation

Who is offering to buy my Shares?

Grand Prix Acquisition Corp., referred to as "Purchaser", a wholly-owned subsidiary of CA, Inc., referred to as "Parent" or "CA", is offering to purchase for cash any and all of the outstanding shares of common stock, par value $0.0001 per share, of Rally Software Development Corp, referred to as the "Company" or "Rally." Purchaser is a Delaware corporation which was formed for the sole purpose of making the Offer and completing the process by which Purchaser will be merged with and into Rally in accordance with the Acquisition Agreement (as described below) and the General Corporation Law of the State of Delaware (the "DGCL"), referred to as the "Merger."

        Unless the context indicates otherwise, in this Offer to Purchase, we use the terms "us", "we" and "our" to refer to Purchaser and, where appropriate, CA. We use the term "Parent" to refer to CA, Inc. alone, the term "Purchaser" to refer to Grand Prix Acquisition Corp. alone and the term "Rally" to refer to Rally Software Development Corp. alone.

Which Shares are Purchaser offering to purchaser in the Offer?

Purchaser is offering to purchase any and all of the outstanding shares of common stock, par value $0.0001 per share, of Rally on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. Unless the context otherwise requires, in this Offer to Purchase we use the term "Offer" to refer to this offer and the term "Shares" to refer to shares of common stock, par value $0.0001 per share, of Rally that are the subject of the Offer.

        See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer".

How many Shares is Purchaser offering to purchase in the Offer?

Purchaser is offering to purchase and all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

        See the "Introduction" and Section 1—"Terms of the Offer".

What is Purchaser offering to pay for Shares?

Purchaser is offering to pay $19.50 per Share, without interest thereon, net to the seller in cash, and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings. If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker or other nominee and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

        See the "Introduction", Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares".

What are the material U.S. federal income tax consequences of tendering Shares?

For U.S. Holders (as defined in Section 5—"Material U.S. Federal Income Tax Consequences"), the receipt of cash in exchange for your Shares pursuant to the Offer or the Merger generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Offer or the Merger and such U.S. Holder's adjusted tax basis in the Shares surrendered .

        A Non-U.S. Holder (as defined in Section 5—"Material U.S. Federal Income Tax Consequences") generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

        We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger. See Section 5—"Material U.S. Federal Income Tax Consequences" for a more detailed discussion of the tax consequences of the Offer and the Merger.

Does Purchaser have the financial resources to make payment?

Yes, we will have sufficient resources available to us. We estimate that we will need approximately $548 million to purchase all of the Shares pursuant to the Offer, to consummate the Merger (which estimate includes, among other things, payment in respect of outstanding in-the-money options, restricted stock units and phantom stock rights) and to pay related transaction fees and expenses. Purchaser will have sufficient cash on hand at the expiration of the Offer to pay the offer price for all Shares that are tendered in the Offer because CA will contribute or otherwise advance funds to Purchaser to enable Purchaser to pay for the Shares that are tendered in the Offer. CA intends to fund the tender offer using cash on hand, borrowings under its existing credit facility or access to capital markets. The offer is not subject to any financing conditions.

        See Section 9—"Source and Amount of Funds".

Is Purchaser's financial condition relevant to my decision to tender my Shares?

No, we do not believe Purchaser's financial condition is relevant to your decision to tender your Shares in the Offer because:

  •
  Purchaser was organized solely in connection with the Offer and the Merger and will not carry on any activities other than in connection with the Offer and the Merger prior to the Expiration Date;

  •
  the Offer is being made for all outstanding Shares solely for Cash;

  •
  if we consummate the Offer, we will acquire all remaining shares for the same cash price in the Merger;

  •
  CA will cause Purchaser to have sufficient funds to consummate the purchase of the Shares; and

  •
  the Offer is not subject to any financing condition.

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

  (1)
  at the scheduled expiration of the Offer, there will have been validly tendered in accordance with the terms of the Offer (after giving effect to any withdrawals of previously tendered Shares) a number of Shares that, taken together with any Shares then owned by CA and Purchaser, represent a majority of all then outstanding Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received", as such term is defined in Section 251(h) of the DGCL, by the Depository pursuant to such procedures) (the "Minimum Condition");

  (2)
  no governmental authority will have:

  (A)
  enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by the Acquisition Agreement (including the Offer or the Merger) any applicable law that has the effect of making the consummation of any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) illegal or prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger), or

  (B)
  issued or granted any order that remains in effect and has the effect of making any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) (the "Governmental Authority Condition"); and

  (3)
  the absence of a continuing "Company Material Adverse Effect" (as defined in the Acquisition Agreement).

        In addition, the Offer is subject to the other conditions set forth in Section 15—"Certain Conditions to the Offer". On June 5, 2015, the United States Federal Trade Commission terminated early the waiting period applicable to the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger).

        The foregoing conditions are for the sole benefit of CA and Purchaser and, accordingly, may be waived by CA and Purchaser, in whole or in part, at any time and from time to time prior to the expiration of the Offer, in their sole and absolute discretion; provided, however, that the Minimum Condition can be waived only with the prior written consent of Rally.

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Acquisition Agreement that, subject to our rights to terminate the Acquisition Agreement in accordance with its terms:

  •
  Purchaser will (and CA will cause Purchaser to) extend the Offer for any period required by any rule, regulation or other requirement of the SEC (or its staff) that is applicable to the Offer or any rule or regulation of the NYSE that is applicable to the Offer; and

  •
  in the event that any of the conditions to the Offer are not satisfied or waived as of any scheduled Expiration Date, Purchaser may (but will not be required to) extend the Offer for one or more successive extension periods of up to ten business days each in order to further seek to satisfy the conditions to the Offer.

        In no event are we required to (or permitted, without the prior written consent of Rally, to) extend the Offer beyond October 27, 2015. Further, subject to our rights to terminate the Acquisition Agreement in accordance with its terms, we are not permitted to withdraw or terminate the Offer prior to any scheduled Expiration Date without the prior written consent of Rally.

        See Section 1—"Terms of the Offer" of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform Computershare Trust Company, N.A., which is the depository for the Offer ("Depository"), of any extension and will issue a press release announcing the extension not later than 9:00 a.m. (Eastern Time) the business day following the date on which the Offer was scheduled to expire.

        See Section 1—"Terms of the Offer".

Have any Rally stockholders agreed to tender their Shares?

Yes. As a condition to CA's and Purchaser's willingness to enter into the Acquisition Agreement, certain directors and named executive officers of Rally, in their capacity as owners of Shares and Shares issuable upon exercise of outstanding options, restricted stock units and warrants, as applicable, entered into Support Agreements with CA (the "Support Agreements") that, among other things, obligate each of them to tender all their respective Shares in the Offer.

        See Section 8—"Certain Information Concerning Parent and Purchaser" and Section 11—"The Acquisition Agreement; Other Agreements—Support Agreements".

Does Rally's board of directors recommend that I tender my Shares?

After careful consideration, Rally's board of directors (the "Rally Board"), among other things, has unanimously:

  •
  determined that the Acquisition Agreement is advisable;

  •
  determined that the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair to, and in the best interests of Rally and its stockholders;

  •
  approved the execution, delivery and performance by Rally of the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger;

  •
  agreed that the Merger will be governed by Section 251(h) of the DGCL; and

  •
  resolved to recommend that Rally's stockholders tender their Shares to Purchaser pursuant to the Offer, all upon the terms and subject to the conditions set forth in the Acquisition Agreement.

        A more complete description of the reasons for the Rally Board's approval of the Offer and the Merger is set forth in Rally's Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the SEC and is being mailed to Rally's stockholders with this Offer to Purchase.

How do I tender my Shares?

If you hold your Shares directly as the registered owner, you can tender your Shares in the Offer not later than the Expiration Date:

  •
  by delivering (A) the certificates representing your Shares, together with a completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depository (as described below) or (B) a completed and signed Letter of Transmittal indicating that you tender all of your Shares, together with any other documents required by the Letter of Transmittal, to the Depository, or

  •
  by following the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase.

        The Letter of Transmittal is enclosed with this Offer to Purchase. If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details. If you cannot deliver everything required to make a valid tender to the Depository before the Expiration Date, you may have a limited amount of additional time by having a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and The New York Stock Exchange Medallion Signature Program (MSP), guarantee, pursuant to a Notice of Guaranteed Delivery, that the missing items will be received by the Depository within three New York Stock Exchange (the "NYSE") trading days. However, the Depository must receive the missing items within that three NYSE trading day period.

        See Section 3—"Procedures for Accepting the Offer and Tendering Shares".

How long do I have to decide whether to tender my Shares in the Offer?

You will have until 12:01 a.m. (Eastern Time) on July 8, 2015 to tender your Shares in the Offer, unless we extend the Offer pursuant to the terms of the Acquisition Agreement (the date and time at which the Offer expires by its terms (as it may be extended in accordance with the Acquisition Agreement), the "Expiration Date") or the Offer is earlier terminated in the event that the Acquisition Agreement is terminated.

        See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares".

May I withdraw previously tendered Shares?

Yes. To withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depository while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares.

        See Section 4—"Withdrawal Rights".

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time prior to 12:01 a.m. (Eastern Time) on July 8, 2015, or such later date as the Offer may be extended and, unless accepted for payment by Purchaser pursuant to the Offer, pursuant to Section 14(d)(5) of the Exchange Act, previously tendered Shares may also be withdrawn at any time after withdrawn at any time after the date that is 60 days from the date of the Offer to Purchase.

        See Section 4—"Withdrawal Rights".

If the Offer is consummated, what will happen to Rally?

If the Offer is consummated, we intend to consummate the Merger promptly thereafter. No vote of Rally's stockholders will be required to consummate the Merger. If the Merger is consummated, Rally will no longer be publicly traded.

        See Section 13—"Certain Effects of the Offer".

If I decide not to tender my Shares in the Offer, how will the Offer affect my Shares?

If the Offer is consummated and certain other conditions are met, the Merger will be consummated promptly thereafter and all of the Shares then outstanding (other than Shares held by CA, Purchaser, Rally or any other direct or indirect wholly-owned subsidiary of CA, Purchaser or Rally or Shares held by stockholders who have properly and validly exercised their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL) will be converted into the right to receive the Offer Price, without interest thereon and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings. Therefore, if the Offer and the Merger are consummated, the only difference between tendering your Shares in the Offer and not tendering your Shares in the Offer is that you will be paid somewhat earlier if you tender your Shares in the Offer.

        See the "Introduction" to this Offer to Purchase and Section 13—"Certain Effects of the Offer".

Will I have appraisal rights in connection with the Offer?

No appraisal rights will be available to you in connection with the Offer. However, subject to and in accordance with Delaware law, holders of Shares will be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer and properly perfect their right to seek appraisal under Delaware law in connection with the Merger.

        See Section 17—"Appraisal Rights".

Who should I call if I have questions about the Offer?

You may call Innisfree M&A Incorporated at (888) 750-5834 (Toll Free). Innisfree M&A Incorporated is acting as the information agent for our tender offer. See the back cover of this Offer to Purchase for additional contact information.

To the Holders of
Shares of Common Stock of Rally,

INTRODUCTION

        Grand Prix Acquisition Corp. (which we refer to as "Purchaser"), a wholly-owned subsidiary of CA, Inc., a Delaware corporation (which we refer to as "Parent" or "CA") is offering to purchase for cash all of the outstanding shares of common stock, par value $0.0001 per share (the "Shares"), of Rally Software Development Corp., a Delaware corporation (which we refer to as the "Company" or "Rally") at a purchase price of $19.50 per Share (the "Offer Price"), without interest thereon, net to the seller in cash, and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal" which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time in accordance with the terms of the Acquisition Agreement (as described below), constitutes the "Offer"). Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares. The date and time at which the Offer expires by its terms (as it may be extended in accordance with the Acquisition Agreement described below) is referred to herein as the "Expiration Date" and the date and time at which Purchaser accepts Shares for payment pursuant to the Offer is referred to herein as the "Acceptance Time".

        Tendering stockholders who are record owners of their Shares and who tender directly to Computershare Trust Company, N.A. (the "Depository") will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

        Purchaser will not be required to (and may not) accept any Shares for payment pursuant to the Offer, unless, at the Expiration Date, the number of Shares validly tendered in accordance with the terms of the Offer (after giving effect to any withdrawals of previously tendered Shares), taken together with any Shares then owned by CA and Purchaser, represent a majority of all then outstanding Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received", as such term is defined in Section 251(h) of the DGCL, by the depository for the Offer pursuant to such procedures). In addition, Purchaser will not be required to accept any Shares for payment pursuant to the Offer if, at the Expiration Date, (i) Rally has breached its covenants under the Acquisition Agreement in any material respect, (ii) a "Company Material Adverse Effect" (as defined in the Acquisition Agreement) has occurred and is continuing, or (iii) a governmental authority has (A) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by the Acquisition Agreement (including the Offer or the Merger) any applicable law that has the effect of making the consummation of any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) illegal or prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) or (B) issued or granted any order that remains in effect and has the effect of making any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger). The Offer also is subject to other conditions as described in this Offer to Purchase. See Section 15—"Certain Conditions to the Offer". The Offer is not subject to any financing condition. On June 5, 2015, the United States Federal Trade Commission terminated early the waiting period applicable to the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger).

        The Offer is being made pursuant to an Acquisition Agreement, dated as of May 27, 2015 (as it may be amended or supplemented from time to time in accordance with its terms, the "Acquisition Agreement"), by and among CA, Purchaser and Rally. The Acquisition Agreement provides, among other things, that promptly following the consummation of the Offer, subject to the satisfaction or waiver of conditions set forth in the Acquisition Agreement, Purchaser will be merged with and into Rally (the "Merger"), with Rally continuing as the surviving corporation (the "Surviving Corporation") of the Merger and a wholly-owned subsidiary of CA. The closing of the Merger will occur promptly after the consummation of the Offer and is referred to as the "Merger Closing." As a result of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time"), other than (i) Shares owned by CA, Purchaser, Rally or any other direct or indirect wholly-owned subsidiary of CA, Purchaser or Rally and (ii) Shares held by stockholders who have properly and validly exercised their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the "DGCL"), will be automatically converted into the right to receive the Offer Price, without interest thereon and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings. As a result of the Merger, Rally will cease to be a publicly traded company and will become wholly-owned by CA.

        After careful consideration, Rally's board of directors (the "Rally Board"), among other things, has unanimously (i) determined that the Acquisition Agreement is advisable, (ii) determined that the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair to, and in the best interests of Rally and its stockholders; (iii) approved the execution, delivery and performance by Rally of the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iv) agreed that the Merger will be governed by Section 251(h) of the DGCL, and (v) resolved to recommend that Rally's stockholders tender their Shares to Purchaser pursuant to the Offer, all upon the terms and subject to the conditions set forth in the Acquisition Agreement (the "Company Board Recommendation").

        A more complete description of the Rally Board's reasons for authorizing and approving the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in Rally's Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits and annexes attached thereto, the "Schedule 14D-9") that is being furnished to stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under "Item 4. The Solicitation or Recommendation".

        Rally has advised CA that, on June 2, 2015, (a) 25,647,582 Shares were issued and outstanding, (b) 945,443 Shares were issuable upon the exercise of outstanding stock options of Rally granted under any of Rally's Amended and Restated 2002 Stock Option Plan and 2013 Equity Incentive Plan (each, a "Stock Plan" and collectively, the "Stock Plans") to purchase Shares ("Options") that were vested ("Vested Options"), (c) 1,034,734 Shares were subject to restricted stock units of Rally granted under any of the Stock Plans ("RSU"), (d) 190,000 Shares were estimated to be subject to outstanding rights under the 2013 Employee Stock Purchase Plans and (e) 7,951 Shares were issuable upon the exercise of outstanding warrants to purchase Shares ("Warrants"). The Minimum Condition would be satisfied if at the Expiration Date, there will have been validly tendered in accordance with the terms of the Offer (after giving effect to any withdrawals of previously tendered shares) a number of Shares that, taken together with any Shares then owned by CA and Purchaser, represent a majority of all then outstanding Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received", as such term is defined in Section 251(h) of the DGCL, by the Depository pursuant to such procedures).

        Pursuant to the Acquisition Agreement, at the Effective Time, (a) the members of the board of directors of Purchaser immediately prior to the Effective Time will become the initial directors of the Surviving Corporation and (b) the officers of Purchaser immediately prior to the Effective Time will become the initial officers of the Surviving Corporation, in each case to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors have been duly elected, appointed or qualified.

        Upon the consummation of the Offer, Purchaser will have acquired a sufficient number of Shares to approve the Merger without a vote of the stockholders of Rally pursuant to Section 251(h) of the DGCL. Therefore, the parties have agreed to take all necessary and lawful actions to cause the Merger to become effective, without a meeting of the stockholders of Rally, in accordance with Section 251(h) of the DGCL.

        The material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares in the Merger are described in Section 5—"Material U.S. Federal Income Tax Consequences".

        This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer.

        Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and promptly pay for all Shares validly tendered prior to the Expiration Date and not withdrawn as permitted under Section 4—"Withdrawal Rights".

        The date and time at which Purchaser accepts Shares for payment pursuant to the Offer is referred to herein as the "Acceptance Time", which will occur promptly following the expiration of the Offer (which is expected to be at 12:01 a.m. (Eastern Time) on July 8, 2015 (the date and time at which the Offer expires by its terms (as it may be extended in accordance with the Acquisition Agreement), the "Expiration Date"). The time at which the Merger becomes effective is referred to herein as the "Effective Time."

        The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, the Governmental Authority Condition and the other conditions described in Section 15—"Certain Conditions to the Offer".

        The Expiration Date may be extended in certain circumstances, subject to CA's right to terminate the Acquisition Agreement in accordance with its terms, in accordance with the Acquisition Agreement, including that: (i) Purchaser will (and CA will cause Purchaser to) extend the Offer for any period required by any rule, regulation or other requirement of the Securities and Exchange Commission (the "SEC") (or its staff) that is applicable to the Offer or any rule or regulation of the New York Stock Exchange (the "NYSE") that is applicable to the Offer; and (ii) in the event that any of the conditions to the Offer are not satisfied or waived as of any scheduled Expiration Date, Purchaser may (but will not be required to) extend the Offer for one or more successive extension periods of up to ten business days each in order to further seek to satisfy the conditions to the Offer. In no event is Purchaser required to (or permitted, without the prior consent of Rally, to) extend the Offer beyond October 27, 2015. Further, subject to CA's rights to terminate the Acquisition Agreement in accordance with its terms, Purchaser is not permitted to withdraw or terminate the Offer prior to any scheduled Expiration Date without the prior written consent of Rally.

        CA and Purchaser may increase the Offer Price or otherwise amend, modify, or make changes to the terms and conditions of the Offer; provided, however, that unless otherwise provided by the Acquisition Agreement or previously approved by Rally in writing, neither CA nor Purchaser may make any change to the terms and conditions of the Offer that (i) decreases the Offer Price; (ii) changes the form of consideration to be paid in the Offer; (iii) reduces the number of Shares sought to be purchased in the Offer; (iv) waives, amends, modifies or otherwise changes the Minimum Condition; (v) amends, modifies or otherwise changes any conditions to the Offer (other than the Minimum Condition) in a manner that adversely impacts or reasonably could adversely impact Rally's stockholders in any material respect; (vi) imposes conditions to the Offer that are in addition to the conditions to the Offer set forth in the Acquisition Agreement; (vii) extends or otherwise changes the Expiration Date in a manner other than as required or permitted by the Acquisition Agreement; or (viii) provides for any "subsequent offering period" within the meaning of Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m. (Eastern Time) on the business day following the date on which the Offer was scheduled to expire. Without limiting the manner in which Purchaser may choose to make any public announcement, it currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

        If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Acquisition Agreement, the Depository may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights". However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

        If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten business day period generally is required to allow for adequate dissemination to stockholders and investor response.

        If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

        We expressly reserve the right, in our sole and absolute discretion, subject to the terms and conditions of the Acquisition Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Expiration Date, any of the conditions to the Offer have not been satisfied. See Section 15—"Certain Conditions to the Offer".

        Under certain circumstances, we may terminate the Acquisition Agreement and the Offer. Without limiting the generality of the foregoing, subject to certain exceptions, we may terminate the Acquisition Agreement if:

  •
  if the Offer has expired or been terminated in accordance with the terms of the Acquisition Agreement without Purchaser having accepted for payment any Shares pursuant to the Offer;

  •
  if Purchaser (or CA on Purchaser's behalf) has not accepted for payment any Shares pursuant to the Offer on or before October 27, 2015;

  •
  if (i) Rally breaches any covenant or agreement in the Acquisition Agreement such that the conditions relating to Rally's obligations under the Acquisition Agreement would not reasonably be expected to be satisfied at the time of such breach (assuming for such purposes that the time of such breach was the scheduled expiration of the Offer), or (ii) any representation or warranty of Rally in the Acquisition Agreement has become inaccurate such that any of the conditions with respect to the accuracy of the Fundamental Representations (as described below), the Capitalization Representation (as described below) or the other representations or warranties of Rally would not reasonably be expected to be satisfied as of the time such representation and warranty became inaccurate (assuming for such purposes that the time of such inaccuracy was the scheduled expiration of the Offer);

  •
  if there is a Company Material Adverse Effect (as described below) (whether or not events or circumstances occurring prior to the execution and delivery of the Acquisition Agreement caused or contributed to the occurrence of such Company Material Adverse Effect); or

  •
  if (i) Rally has breached its obligations with respect to non-solicitation of alternative acquisition proposals or the Company Board Recommendation in any material respect (whether or not such breach results in an Acquisition Proposal (as described below)); (ii) the Rally Board or any committee thereof has effected a Company Board Recommendation Change (as described below) for any reason; or (iii) Rally enters into a definitive agreement with respect to an Acquisition Transaction or enters into any agreement, contract or agreement in principle requiring Rally to abandon, terminate or breach its obligations hereunder.

        Rally has provided us with Rally's stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Rally's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares.

        Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 15—"Certain Conditions to the Offer", we will accept for payment and promptly pay for Shares validly tendered and not withdrawn pursuant to the Offer on or after the Expiration Date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 16—"Certain Legal Matters; Regulatory Approvals".

        In all cases, we will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depository of (i) (A) the certificates evidencing such Shares (the "Share Certificates") or (B) confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depository's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3—Procedures for Accepting the Offer and Tendering Shares", (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as described below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depository.

        The term "Agent's Message" means a message, transmitted by DTC to and received by the Depository and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        On the terms of and subject to the conditions to the Offer, promptly after the Expiration Date, we will accept for payment, and pay for, all Shares validly tendered to us in the Offer and not validly withdrawn on or prior to the Expiration Date of the Offer. For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when we give oral or written notice to the Depository of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the

Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depository, which will act as paying agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Acquisition Agreement, the Depository may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment for Shares.

        Shares tendered by Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are received by the Depository pursuant to Section 251(h) of the DGCL or unless otherwise mutually agreed by Rally and us.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions to the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depository's account at DTC pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares", such Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depository at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Shares must be received by the Depository at such address, (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depository, or (C) the guaranteed delivery procedure described below must be complied with, in each case prior to the Expiration Date.

        Book-Entry Transfer.    The Depository will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depository's account at DTC in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depository at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of documents to DTC does not constitute delivery to the Depository.

        Guaranteed Delivery.    If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depository by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

  (i)
  such tender is made by or through an Eligible Institution (as described below);

  (ii)
  a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us is received by the Depository, as provided below, by the Expiration Date; and

  (iii)
  the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depository's account at DTC), together with a properly completed and duly executed Letter of Transmittal together with any required signature guarantee or an Agent's Message and any other required documents, are received by the Depository within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered or transmitted by telegram, telex, facsimile transmission or mail to the Depository and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        Guarantee of Signatures.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Securities Transfer Agents Medallion Program or any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an "Eligible Institution" and, collectively, the "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name of a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Notwithstanding any other provision of this Offer to Purchase, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depository of (i) (A) Share Certificates evidencing such Shares or (B) a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depository's account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depository.

        The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and risk of the tendering stockholder, and the delivery of all such documents will be deemed made (and the risk of loss and the title of Share Certificates will pass) only when actually received by the Depository (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.

        Irregularities.    The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions to the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been waived or cured within such time as we will determine. None of Purchaser, the Depository, Innisfree M&A Incorporated (the "Information Agent") or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Any determination made by us with respect to the terms and conditions to the Offer may be challenged by Rally's stockholders, to the extent permitted by law, and are subject to review by a court of competent jurisdiction.

        Appointment.    By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Rally's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper.

        We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser or its designees must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of Rally's stockholders.

        Information Reporting and Backup Withholding.    Payments made to stockholders of Rally in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, U.S. stockholders that do not otherwise establish an exemption should complete and return the Internal Revenue Service ("IRS") Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a United States person, the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Non-U.S. stockholders should submit an appropriate and properly completed IRS Form W-8 in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which IRS Form W-8 is appropriate.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a stockholder's United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.

4. Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.

        Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:01 a.m. (Eastern Time) on the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after the date that is 60 days from the date of the Offer to Purchase.

        For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depository at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depository, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depository and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares", any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

        Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" at any time prior to the Expiration Date.

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. None of Purchaser, the Depository, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Material U.S. Federal Income Tax Consequences.

        The following discussion is a summary of material U.S. federal income tax consequences of the Offer and the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the "IRS"), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of common stock as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

        This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:

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  tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions; tax-exempt organizations; S-corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; or certain former citizens or long-term residents of the United States;

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  tax consequences to holders holding their shares of common stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

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  tax consequences to holders that received their Shares in a compensatory transaction or pursuant to the exercise of options or warrants;

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  tax consequences to holders who own an equity interest, actually or constructively, in Rally following the Offer and the Merger;

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  tax consequences to holders who hold their Shares as "qualified small business stock" or "Section 1244 stock" within the meaning of the Code;

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  tax consequences to U.S. Holders whose "functional currency" is not the U.S. dollar;

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  tax consequences to holders who hold their Shares through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

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  tax consequences to holders who are "controlled foreign corporations", "passive foreign investment companies" or "personal holding companies" for U.S. federal income tax purposes;

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  tax consequences arising from the tax on net investment income;

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  the U.S. federal estate, gift or alternative minimum tax consequences, if any;

  •
  any state, local or non-U.S. tax consequences; or

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  tax consequences to holders who properly demand appraisal of their shares under applicable law.

        If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding Shares and partners therein should consult their tax advisors regarding the consequences of the Offer and the Merger.

        No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Offer or the Merger described below, nor will counsel to Purchaser or Rally render a tax opinion in connection with the Offer or the Merger. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

        THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE OFFER AND THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

U.S. Holders

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of shares of common stock that is for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;

  •
  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (ii) a trust in existence on August 20, 1996 that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

        The receipt of cash by a U.S. Holder in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder's gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder's adjusted tax basis in the Shares surrendered. A U.S. Holder's adjusted tax basis generally will equal the amount that such U.S. Holder paid for the Shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder's holding period in such Shares is more than one year. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). Short-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

        For purposes of this discussion, the term "Non-U.S. Holder" means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

        Any gain realized by a Non-U.S. Holder pursuant to the Offer or the Merger generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

  •
  such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

  •
  Rally is or has been a "United States real property holding corporation" as such term is defined in Section 897(c) of the Code ("USRPHC") at any time within the shorter of the five-year period preceding the Offer or such Non-U.S. Holder's holding period with respect to the applicable shares of common stock, which we refer to as the "relevant period", and, if shares of common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of Rally's common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Rally believes that it is not, and has not been, a USRPHC at any time during the five-year period preceding the Offer.

        A U.S. Holder or Non-U.S. Holder who exchanges Shares pursuant to the Offer or the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depository or an exemption applies. See Section 3—"Procedures for Accepting the Offer and Tendering Shares".

6. Price Range of Shares; Dividends.

        The Shares currently trade on the NYSE under the symbol "RALY" and have been traded since April 12, 2013. Rally advised Purchaser that, as of June 2, 2015, there were (i) 25,647,852 Shares issued and outstanding, (ii) 1,672,790 Shares issuable upon the exercise of Options; (iii) 1,034,734 Shares subject to RSUs; (iv) 190,000 Shares estimated to be subject to outstanding rights under the ESPP; and (v) 7,951 Shares were issuable upon the exercise of outstanding Warrants.

        The following table sets forth, for the periods indicated, the high and low sale prices per Share for each quarterly period during which the Shares were listed publicly on a national stock exchange within the two preceding fiscal years, as reported on the NYSE.

	High	Low
Year Ended January 31, 2014
First Quarter (from April 12, 2013)	$18.50	$16.80
Second Quarter	28.35	17.25
Third Quarter	33.05	24.66
Fourth Quarter	27.15	15.46
Year Ended January 31, 2015
First Quarter	$24.00	$11.58
Second Quarter	14.98	8.40
Third Quarter	13.25	9.04
Fourth Quarter	12.65	8.24
Year Ended January 31, 2016
First Quarter	$16.13	$10.77
Second Quarter (through June 5, 2015)	$19.80	$13.12

        On May 26, 2015, which was the last trading day prior to the execution of the Acquisition Agreement, the reported closing sales price of the Shares on the NYSE was $13.65. The Offer Price represents a premium of approximately 43% over the May 26, 2015 closing stock price. On June 5, 2015, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on the NYSE was $19.41.

        According to Rally's Annual Report on Form 10-K for the fiscal year ended January 31, 2015, Rally has never declared or paid any cash dividends on its common stock. Stockholders are urged to obtain a current market quotation for the Shares.

7. Certain Information Concerning Rally.

        Except as specifically set forth herein, the information concerning Rally contained in this Offer to Purchase has been taken from or is based upon information furnished by Rally or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to Rally's public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information.

        General.    Rally delivers software and services that drive agility, and organizations worldwide use Rally's solutions to navigate evolving market demands, improve performance, and accelerate the pace of innovation to deliver value faster. Rally's enterprise-class cloud-based platform transforms the way organizations manage the software development lifecycle by aligning software development with strategic business objectives, facilitating collaboration, and increasing transparency. Rally's principal offices are located at 3333 Walnut Street, Boulder, Colorado 80301 and its telephone number is (303)-565-2800. The following description of Rally and its business has been taken from Rally's Annual Report on Form 10-K for the fiscal year ended January 31, 2015 and is qualified in its entirety by reference to such Form 10-K.

        Available Information.    The Shares are registered under the Exchange Act. Accordingly, Rally is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Rally's directors and officers, their remuneration, Options and RSUs granted to them, the principal holders of Rally's securities, any material interests of such persons in transactions with Rally and other matters is required to be disclosed in proxy statements. Such information also will be available in the Schedule 14D-9. Such reports, proxy statements and other information are available for inspection at the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Rally, that file electronically with the SEC.

        Although neither CA nor Purchaser has any knowledge that any such information is untrue, neither CA nor Purchaser takes any responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to Rally or any of its subsidiaries or affiliates or for any failure by Rally to disclose any events which may have occurred or may affect the significance or accuracy of any such information.

8. Certain Information Concerning Parent and Purchaser.

        CA is one of the world's leading providers of information technology (IT) management software and solutions, and CA's solutions help organizations of all sizes plan, develop, manage, and secure applications and IT infrastructure that increase productivity and enhance competitiveness in their businesses. The following description of CA and its business has been taken from CA's Annual Report on Form 10-K for the fiscal year ended March 31, 2015 and is qualified in its entirety by reference to such Form 10-K.

        Purchaser is a Delaware corporation incorporated on May 26, 2015. Purchaser was formed solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiating of the Offer and the Merger. Purchaser has minimal assets and liabilities other than the contractual rights and obligations related to the Acquisition Agreement. Upon the completion of the Merger, Purchaser will cease to exist and Rally will continue as the Surviving Corporation. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to their formation and capitalization and the transactions contemplated by the Offer and the Merger.

        The principal offices of CA and Purchaser are located at 520 Madison Avenue 22nd Floor, New York, New York 10022, and the telephone number of CA and Purchaser is 1-800-225-5224. The name,

citizenship, business address, present principal occupation or employment and five-year employment history of each of the members, directors or executive officers of Purchaser and CA are listed in Schedule I to this Offer to Purchase.

        During the last five years, none of Purchaser or CA or, to the best knowledge of Purchaser and CA, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final Order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        Except as described above or in Schedule I hereto, (i) none of Purchaser or CA or, to the best knowledge of Purchaser and CA, any of the persons listed in Schedule I to this Offer to Purchase beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of CA, Purchaser or, to the best knowledge of Purchaser and CA, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Shares during the past sixty days. Notwithstanding the foregoing, in conjunction with entering into the Acquisition Agreement, CA and Purchaser also entered into the Support Agreements (as described in Section 11—"The Acquisition Agreement; Other Agreements—Support Agreements") with the directors and named executive officers of Rally, who in the aggregate, beneficially owned 5.9% of the Shares as of May 27, 2015, and, accordingly, CA and Purchaser may be deemed to have beneficial ownership over such Shares under the Exchange Act and the rules promulgated thereunder, which define beneficial ownership in part as any person, directly or indirectly, through any contract, having or sharing voting power with respect to an entity's securities.

        Except as provided in the Acquisition Agreement or as otherwise described in this Offer to Purchase, none of Purchaser or CA or, to the best knowledge of Purchaser and CA, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Rally (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations).

        Except as set forth in this Offer to Purchase, none of Purchaser or CA or, to the best knowledge of Purchaser and CA, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with Rally or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between CA or any of its subsidiaries or, to the best knowledge of Purchaser and CA, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Rally or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

        Available Information.    The summary information of CA is qualified in its entirety by reference to CA's public filings with the SEC and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. CA's public filings and the Schedule TO and the exhibits thereto, as well as other information filed by Parent and Purchaser with the SEC, are available for inspection at the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser and/or Parent have filed electronically with the SEC.

9. Source and Amount of Funds.

        Purchaser believes that the financial condition of CA, Purchaser and their respective affiliates is not material to a decision by a holder of Shares whether to tender such Shares in the Offer because (i) Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Date, will not carry on any activities other than in connection with the Offer and the Merger; (ii) the Offer is being made for all outstanding Shares solely for cash; (iii) if Purchaser consummates the Offer, Purchaser expects to acquire all remaining Shares for the same cash price in the Merger that was paid for Shares validly tendered and not withdrawn pursuant to the Offer; and (iv) CA will cause Purchaser to have sufficient funds available to consummate the purchase of the Shares in the Offer and the Merger. The Offer is not subject to any financing condition.

        CA and Purchaser estimate that the total funds required to complete the Offer and the Merger and to pay related transaction fees and expenses will be approximately $548 million. CA intends to fund the tender offer using cash on hand, borrowings under its existing credit facility or access to capital markets. The offer is not subject to any financing conditions.

10. Background of the Offer; Past Contacts or Negotiations with Rally.

Background of the Offer.

        On November 26, 2014, a representative of Qatalyst Partners LP ("Qatalyst"), on behalf of CA, contacted Rally's Chief Executive Officer, Mr. Timothy Miller, in order to express CA's potential interest in engaging in strategic discussions with Rally. CA has been a customer and partner of Rally's offerings for approximately four years.

        On November 29, 2014, Messrs. Timothy Miller, Rally's Chief Executive Officer, and Michael Gregoire, CA's Chief Executive Officer, spoke by telephone regarding CA's interest in a potential strategic transaction, as well as their views regarding the strategic plan of their respective companies and industry. Mr. Miller communicated that Rally was not currently in a position to proactively enter into strategic discussions at that time, but that he would review Mr. Gregoire's interest with the Rally Board and the Rally management team.

        On December 3, 2014, a representative of Qatalyst telephoned Rally's Chief Financial Officer, Mr. James Lejeal, to discuss whether Rally was amenable to more detailed discussions among management teams, during which high-level operating and strategy due diligence information would be exchanged. Mr. Lejeal agreed to review the proposal for additional discussion with the Rally Board. In preparation for any such meeting, the parties agreed to have respective outside counsel review and negotiate an appropriate confidentiality agreement.

        Between December 5, 2014 and December 9, 2014, representatives of Cooley LLP, outside counsel to Rally ("Cooley") and Wilson Sonsini Goodrich & Rosati, outside counsel to CA ("Wilson Sonsini"), negotiated the terms of a confidentiality agreement. During this period, and as instructed by the Rally Board, Rally's financial advisor, Deutsche Bank Securities Inc. ("Deutsche Bank"), contacted representatives of Qatalyst to discuss the general agenda, scope and expectations for Rally's and CA's upcoming meeting.

        On December 9, 2014, CA and Rally executed a confidentiality agreement which included a customary standstill provision (and not a so-called "don't-ask-don't-waive" provision).

        On December 10, 2014, representatives of CA, Rally, Qatalyst and Deutsche Bank, respectively, met for high-level diligence meetings to discuss Rally's historical financial performance, future outlook (as publicly disclosed) and high-level strategic plan. At the conclusion of the meeting, CA agreed to continue to review the information presented and contact Rally with any appropriate follow-up.

        On December 21, 2014, representatives of CA and Rally, together with representatives of Qatalyst and Deutsche Bank, respectively, convened a telephonic meeting to provide and discuss the scope and substance of additional diligence requests.

        On December 29, 2014, CA delivered orally and in writing a non-binding indication of interest to acquire Rally for $14.25 per Share in cash based upon public information and certain information provided by Rally. The letter indicated that CA anticipated conducting a thorough due diligence investigation and requested 45 days of exclusivity.

        On December 30, 2014, on behalf of the Rally Board, Deutsche Bank communicated to Qatalyst the Rally Board's position that the CA proposal was inadequate from a financial perspective, but had also conveyed the Rally Board's willingness to remain open to any improved proposal that CA might consider in the future.

        On January 12, 2015, following the Rally Board's rejection of CA's $14.25 per Share proposal, representatives of CA and Rally, together with Qatalyst and Deutsche Bank, respectively, met telephonically, at Qatalyst's request, to discuss the scope of additional diligence information that might inform CA's review of its previous proposal terms. The teams discussed CA's request to review information regarding Rally's 2016 fiscal year operating plan, Rally's long-term operating plan and outlook for its fourth quarter performance (based on analyst consensus estimates).

        On January 13, 2015, in accordance with the directives of CA and Rally, representatives of Qatalyst and Deutsche Bank, respectively, met telephonically as a follow-up to their previous conversation on January 12th to discuss and review the additional financial diligence information provided.

        Also on January 16, 2015, CA delivered orally and in writing a non-binding indication of interest to acquire Rally for $14.75 per Share in cash based upon public information and the additional diligence information provided by Rally. The letter again indicated that CA anticipated conducting a thorough due diligence investigation and requested 45 days of exclusivity. Shortly thereafter, on behalf of the Rally Board, Deutsche Bank communicated to Qatalyst that the Rally Board again determined that the CA proposal was inadequate from a financial perspective, and that, based on the proposal, Rally was not interested in further discussions with CA, unless CA was willing to present a proposal more in line with Rally's historical value and anticipated future performance.

        On April 2, 2015, Mr. Miller contacted Mr. Gregoire to discuss reengaging in potential strategic discussions and provide an update on Rally's upcoming first quarter of fiscal year 2016 and the product partnership between the companies. During the related discussion, Mr. Miller noted that a transaction price in the range of $19.00—$20.00 per Share would be more aligned with the Rally Board's valuation expectations if a transaction were to occur at this time. Mr. Gregoire agreed to review any additional discussion with the CA board of directors and management team.

        On April 9, 2015, Mr. Gregoire contacted Mr. Miller to convey continuing interest in strategic discussions, commitment to the valuation range previously discussed (subject to confirmatory due diligence) and an expectation of delivering a formal written offer the following week.

        On April 16, 2015, CA delivered orally and in writing a non-binding indication of interest to acquire Rally for $19.50 per Share in cash, which CA confirmed was its best and final offer. The letter again indicated that CA anticipated conducting a thorough due diligence investigation and requested 45 days of exclusivity.

        From April 17 to April 19, 2015, Wilson Sonsini and Cooley exchanged drafts of a letter of intent and exclusivity agreement, which were executed on April 19th with a 45-day exclusivity provision as requested by CA (and approved by the Rally Board) in connection with CA's full diligence review.

        Over the course of the next several weeks, the parties and their respective advisors met in person and telephonically to provide and review business and legal due diligence, as well as to discuss a potential transaction timeline.

        On May 3, 2015, Wilson Sonsini provided Cooley with a first draft of the proposed Acquisition Agreement to be negotiated concurrently with the completion of CA's due diligence. The Acquisition Agreement indicated that CA expected to enter into employment offer letters with certain members of Company management in connection with signing the Acquisition Agreement. As directed by the Rally Board, it was determined that any employment-related discussions would not begin until material terms of the Acquisition Agreement were finalized. On May 9, 2015, Cooley delivered a revised Acquisition Agreement to Wilson Sonsini, with material open points regarding tender offer conditions and the size of the proposed termination fee.

        Over the course of the next two weeks, the parties and their respective advisors continued to review and finalize due diligence, resulting in no change to the CA offer of $19.50 per Share in cash. Wilson Sonsini and Cooley continued to negotiate and revise the Acquisition Agreement and related disclosure schedules, as well the Support Agreements requested by CA for execution by certain Company officers and directors.

        On May 21, 2015, CA began engaging with certain members of Company management regarding employment offers to be executed in connection with signing the proposed Acquisition Agreement. Review and negotiation of these arrangements continued through May 27th.

        On May 27, 2015, following a meeting of the Rally Board, Rally, CA and Purchaser executed the Acquisition Agreement on the terms approved by their respective boards of directors. The transaction was announced in a joint press release issued by Rally and CA following the close of the financial markets on May 27, 2015.

        On May 27, 2015, the board of directors of CA convened, reviewed with management the terms of the transaction and approved the transaction.

11. The Acquisition Agreement; Other Agreements.

The Acquisition Agreement

        The following summary of certain provisions of the Acquisition Agreement, and all other provisions of the Acquisition Agreement discussed herein are qualified by reference to the Acquisition Agreement itself, which is incorporated herein by reference. We have filed a copy of the Acquisition Agreement as Exhibit (d)(1) to the Schedule TO. The Acquisition Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8—"Certain Information Concerning Parent and Purchaser". Stockholders and other interested parties should read the Acquisition Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Acquisition Agreement.

        Acquisition Agreement.    The following is a summary of the material provisions of the Acquisition Agreement, a copy of which has been filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Rally on May 27, 2015. This summary is qualified in its entirety by reference to the Acquisition Agreement, which is incorporated by reference herein.

        Commencement.    The Acquisition Agreement provides for the commencement of the Offer not later than ten business days after the execution of the Acquisition Agreement, provided that (i) the

Acquisition Agreement has not been terminated in accordance with its terms, (ii)(a) Rally has not breached or failed to perform in any material respect any of its covenants under the Acquisition Agreement to be performed prior to the scheduled expiration of the Offer, (b) the representations and warranties of Rally are true and correct as of May 27, 2015 and as of the immediately prior to the scheduled expiration of the Offer (other than such representations and warranties made as of a specific date, which need only be true and correct as of such specific date) in accordance with the terms of the Acquisition Agreement and (c) there will not have occurred on or prior to, and will not be continuing on the date of, the scheduled expiration of the Offer, any Company Material Adverse Effect (as described below), and (iii) Rally will have complied with certain of its obligations under the Acquisition Agreement.

        Conditions to Obligations of Purchaser.    See Section 15 of this Offer to Purchase entitled "Certain Conditions to the Offer".

        Schedule 14D-9.    The Acquisition Agreement provides that, concurrently with the filing by CA and Purchaser of the Schedule TO, Rally will (i) file with the SEC a Schedule 14D-9, (ii) cause the Schedule 14D-9 to be mailed to Rally stockholders together with the Offer Documents and (iii) set the mailing date of the Schedule 14D-9 as the record date for the purpose of receiving the notice required by Section 262(d) of the DGCL. Rally will ensure that the Schedule 14D-9, when filed with the SEC, complies in all material respects with the applicable requirements of the Exchange Act.

        Merger.    The Acquisition Agreement provides that, as soon as practicable following the Acceptance Time and in any event no later than the second business day (unless CA and Rally agree on another time) after the satisfaction or waiver (to the extent permitted under the Acquisition Agreement) of the last to be satisfied or waived of the conditions to the Merger Closing (other than those conditions that, by their nature, are to be satisfied at the Merger Closing, but subject to the satisfaction or waiver (to the extent permitted under the Acquisition Agreement) of those conditions), Purchaser will be merged with and into Rally, with Rally continuing as the Surviving Corporation in the Merger under the corporate name it possesses immediately prior to the Merger. There will not be a stockholder vote required to approve the Merger.

        Conversion of Securities.    At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by CA, Purchaser, Rally or any other direct or indirect wholly-owned subsidiary of CA, Purchaser or Rally or Shares held by stockholders who have properly and validly exercised their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price (or any different amount per Share that is paid in the Offer), without interest thereon, less any required withholding taxes, upon the surrender of the certificate representing such Share.

        Treatment of Warrants.    Prior to the Merger Closing, Rally will satisfy all notification or amendment requirements under the terms of any Warrant issued and outstanding immediately prior to the Acceptance Time, and each Warrant that is outstanding immediately prior to the Acceptance Time, unless otherwise elected by the holder of any such Warrant, will be caused to be exercised immediately prior to the Acceptance Time.

        Treatment of Options.    At the Effective Time, each Vested Option that is outstanding immediately prior to the Effective Time will be cancelled immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment (without interest) equal to excess of the Offer Price for each Share subject to such Vested Option over the per share exercise price of such Vested Option, less applicable withholdings.

        Each Rally unvested Option outstanding as of immediately prior to the Effective Time and granted under any of the Stock Plans ("Unvested Option") will be cancelled at the Effective Time in exchange for the right to receive a lump sum cash payment (without interest) equal to the excess of the Offer Price for each Share subject to such Unvested Option over the per share exercise price of such Unvested Option, less applicable withholdings. Such amounts will not be payable at the Effective Time and will be, except as otherwise provided in a written employment agreement between the holder of such Unvested Option and CA, subject to the same vesting terms and conditions as set forth in the Stock Plan under which it was granted and the agreements evidencing the grant thereof immediately prior to the Effective Time, provided that payments with respect to Unvested Options will be made on the last business day of CA's fiscal quarter in which the applicable Unvested Options would have vested. If a holder of any Unvested Option fails to vest in any portion of the payment with respect to such Unvested Option, such amounts will be retained by CA and forfeited by such holder for no consideration.

        Each Vested Option and each Unvested Option with a per share exercise price equal to or in excess of the Offer Price shall terminate for no consideration at the Effective Time.

        Treatment of Restricted Stock Units.    At the Effective Time, each Vested RSU that is outstanding immediately prior to the Effective Time will be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment (without interest) equal to the Offer Price for each Share subject to such Vested RSU, less applicable withholdings.

        At the Effective Time, each Rally unvested RSU that is outstanding as of immediately prior to the Effective Time and granted under any of the Stock Plans ("Unvested RSU") will be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment (without interest) equal to the Offer Price for each Share subject to such Unvested RSU, less applicable withholdings. Such amounts will not be payable at the Effective Time and will be, except as otherwise provided in a written employment agreement between the holder of such Unvested RSU and CA, subject to the same vesting terms and conditions as set forth in the Stock Plan under which it was granted and the agreements evidencing the grant thereof immediately prior to the Effective Time, provided that payments with respect to Unvested RSUs will be made on the last business day of CA's fiscal quarter in which the applicable Unvested RSUs would have vested. If a holder of any Unvested RSU fails to vest in any portion of the payment with respect to such Unvested RSU, such amounts will be retained by CA and forfeited by such holder for no consideration.

        Treatment of Australia Phantom Stock Rights.    At the Effective Time, each Rally vested phantom stock right outstanding as of immediately prior to the Effective Time ("Vested Phantom Stock Right") and granted under the Rally Software Development Australia Pty Ltd Phantom Stock Plan (the "Phantom Stock Plan") will be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment (without interest) equal to the Offer Price for each Share subject to such Vested Phantom Stock Right over the per share initial value of such Vested Phantom Stock Right, less applicable withholdings.

        Each Rally unvested phantom stock right ("Unvested Phantom Stock Right") outstanding as of immediately prior to the Effective Time and granted under the Phantom Stock Plan will be cancelled in exchange for the right to receive a lump sum cash payment (without interest) equal to the excess of the Offer Price for each Share subject to such Unvested Phantom Stock Right over the per share initial value of such Unvested Phantom Stock Right, less applicable withholdings and subject to the same terms and conditions set forth in the Phantom Stock Plan and the agreements evidencing the grant thereof immediately prior to the Effective Time (including provisions with respect to vesting), provided that payments with respect to Unvested Phantom Stock Rights will be made on the last business day of CA's fiscal quarter in which the applicable Unvested Phantom Stock Rights would have vested. If a holder of any Unvested Phantom Stock Right fails to vest in any portion of the payment with respect to such Unvested Phantom Stock Right, such amounts will be retained by CA and forfeited by such holder for no consideration.

        Employee Stock Purchase Plan.    Rally will take all action necessary with respect to Rally's 2013 Employee Stock Purchase Plan, as amended (the "ESPP"), such that the offering in progress as of May 27, 2015 will be the final offering period under the ESPP. If the offering has not ended prior to the Effective Time, then, prior to the Effective Time, Rally (x) will take all actions necessary such that a date to be determined by Rally in accordance with the terms of the ESPP (but no later than the Effective Time) will be the last day of such offering (the "Final Purchase") and (y) will make such other pro-rata adjustments as may be necessary to reflect the shortened and final offering but otherwise treating such shortened and final offering as a fully effective and completed offering for all purposes under the ESPP. In addition, effective as of May 27, 2015, Rally will have taken all actions necessary, such that no new participant will be permitted to join the offering in progress under the ESPP. Unless it has earlier terminated, Rally will take all actions necessary so that the ESPP will terminate immediately prior to and effective as of the Effective Time, and notice will be given to participants in the ESPP as soon as administratively practicable following May 27, 2015 describing the Final Purchase and the termination of the ESPP. All amounts withheld by Rally on behalf of the participants in the ESPP that have not been used to purchase Shares at or prior to the Effective Time will be returned to the participants without interest pursuant to the terms of the ESPP.

        Employee Matters.    For a period of one year following the Effective Time, CA will provide, or cause to be provided, to those employees of Rally who are employed by Rally as of immediately prior to the Effective Time and who continue to be actively employed by the Surviving Corporation (or any subsidiary thereof) during such one year period (the "Continuing Employees") base salary and base wages and short-term cash incentive compensation opportunities (excluding equity based compensation) that are substantially comparable in the aggregate to such base salary and base wages and short-term cash incentive compensation opportunities (excluding equity based compensation) as in effect immediately prior to the execution of the Acquisition Agreement for similarly-situated employees of CA.

        With respect to any accrued but unused personal, sick or vacation time to which any U.S.-based Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Rally will cash out all such vacation at the Merger Closing. With respect to any accrued but unused personal, sick or vacation time to which any Non-U.S.-based Continuing Employee is entitled pursuant to the personal, sick or vacation policies, laws or contracts applicable to such Non-U.S.-based Continuing Employee immediately prior to the Effective Time, CA will, or will cause the Surviving Corporation to and instruct its subsidiaries to, as applicable (and without duplication of benefits), assume the liability for such accrued personal, sick or vacation time and allow such Non-U.S.-based Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of CA and applicable laws and contracts.

        CA will be solely responsible for all termination and severance benefits, costs, charges and liabilities of any nature incurred with respect to the termination of any Continuing Employees after the Effective Time, including any claims arising out of or relating to any mass layoff or similar event under applicable law occurring on or after the Effective Time.

        CA agrees that all Continuing Employees will be eligible to continue to participate in the Surviving Corporation's health and welfare benefit plans.

        Rally will terminate any and all 401(k) plans maintained by Rally or any ERISA Affiliates (as described below) (each, a "401(k) Plan"), in each case effective as of the day immediately preceding the date Rally becomes a member of the same controlled group of corporations (as defined in Section 414(b) of the Code) as CA (the "401(k) Termination Date"), unless CA provides prior written notice to CA that such 401(k) Plan(s) will not be terminated. Rally will provide CA evidence that the 401(k) plan(s) of Rally and its subsidiaries have been terminated pursuant to resolutions of the Rally Board or the board of directors of its subsidiaries, as applicable. Rally will also take such other actions in furtherance of terminating any such 401(k) Plan(s) as CA may reasonably request. CA will use commercially reasonable efforts to allow the Continuing Employees to rollover any associated loan notes to the extent permitted under the 401(k) Plan. CA shall take all steps necessary to permit each such Continuing Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from Rally's 401(k) Plan to roll such eligible rollover distribution, including, for a reasonable period of time following the Effective Time, any associated loans into an account under a 401(k) plan maintained by CA or its subsidiaries to the extent permissible under such 401(k) plan, provided that CA shall undertake commercially reasonable efforts for a reasonable period of time following the Effective Time to amend the 401(k) plan maintained by CA to permit such rollover.

        Rally will terminate any Stock Plans, group severance, separation, deferred compensation or salary continuation plans, programs or arrangements maintained by Rally or any of its ERISA Affiliates and other employee plans, in each case effective as of the day immediately preceding the last day of the initial period of the Offer.

        As used herein, an "ERISA Affiliate" means each subsidiary of Rally and any other person or entity under common control with Rally or a subsidiary of Rally within the meaning of Section 414(b), (c), (m) or (o) of the Code.

        Conditions to Obligations to Effect the Merger.    The obligations of each of the parties to effect the Merger are subject to the following conditions:

  •
  Purchaser (or CA on Purchaser's behalf) will have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn; and

  •
  No governmental authority will have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any law that has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any judgment, decree, injunction or other Order (whether temporary, preliminary or permanent) that, as of immediately prior to the Effective Time, remains in effect and has the effect of making the Merger illegal or prohibiting or otherwise preventing the consummation of the Merger.

        Representations and Warranties.    The Acquisition Agreement contains various customary representations and warranties of CA, Purchaser and Rally.

        Conduct of Rally's Business Pending Merger.    Except (a) as expressly contemplated or expressly required by the Acquisition Agreement, (b) as set forth in Rally's confidential disclosure schedule to the Acquisition Agreement or (c) as approved in advance by CA in writing, at all times during the period commencing with the execution and delivery of the Acquisition Agreement and continuing until the earlier to occur of (x) the Acceptance Time, (y) the Effective Time and (z) the termination of the Acquisition Agreement in accordance with its terms, Rally and each of its subsidiaries will (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted and in compliance with all applicable law, (ii) pay its debts and taxes when due, in each case subject to good faith disputes over such debts or taxes for which adequate reserves have been established in accordance with GAAP on the appropriate financial statements, (iii) pay or perform all material obligations when due and (iv) use commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees (provided, however, that, for the avoidance of doubt, Rally will be under no obligation to put in place any new retention programs or include additional personnel in existing retention programs) and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

        In addition, except (i) as expressly contemplated or expressly permitted by the Acquisition Agreement, (ii) as set forth in Rally's confidential disclosure schedule to the Acquisition Agreement or (iii) as approved in advance by CA in writing (which approval will not be unreasonably withheld, delayed or conditioned with respect to (b) and (i) below), at all times during the period commencing with the execution and delivery of the Acquisition Agreement and continuing until the earlier to occur of (x) the Acceptance Time, (y) the Effective Time and (z) the termination of the Acquisition Agreement in accordance with its terms, Rally will not, and will cause its subsidiaries not to:

  (a)
  amend its certificate of incorporation or bylaws;

  (b)
  authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any securities of Rally or any subsidiary, except for the issuance and sale of Shares pursuant to Rally options, restricted stock units or other equity awards outstanding prior to May 27, 2015 pursuant to the express terms of the underlying equity award agreements (without application of any discretion by Rally) previously provided to CA;

  (c)
  waive any stock repurchase rights or right of first refusal, accelerate vesting of options, restricted stock units or other equity awards, amend or change the period of exercisability of options or any other equity or other incentive awards (including without limitation any long-term incentive awards), amend restricted stock units, or re-price options or authorize any cash or equity exchange for any options granted under any of the Stock Plans;

  (d)
  acquire or redeem, directly or indirectly, or amend any securities of Rally or any subsidiary;

  (e)
  other than cash dividends made by any direct or indirect wholly-owned subsidiary of Rally to Rally or one of its subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

  (f)
  propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Rally or any of its subsidiaries (other than the transactions contemplated by the Acquisition Agreement, including the Offer and the Merger);

  (g)
  (f)(i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) short-term debt incurred to fund operations of the business in the ordinary course of business consistent with past practice and (B) loans or advances to direct or indirect wholly-owned subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person except with respect to obligations of direct or indirect wholly-owned subsidiaries of Rally, (iii) make any loans, advances or capital contributions to or investments in any other person except for travel advances to employees in the ordinary course of business consistent with past practice to employees of Rally or any of its subsidiaries or (iv) mortgage or pledge any of its or its subsidiaries' assets, tangible or intangible, or create or suffer any lien thereupon (other than permitted encumbrances);

  (h)
  except for such changes as specifically required by the Acquisition Agreement, enter into, adopt, amend (including acceleration of vesting), modify or terminate any employee plan or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any employee in any manner or increase in any manner the compensation or fringe benefits of any employee, pay any bonus or special remuneration to any employee, or pay any benefit not required by the express terms of any written plan or arrangement as in effect as of May 27, 2015 (without the application of any discretion by Rally) and previously provided to CA;

  (i)
  hire, terminate or change the duties, title responsibilities or geographic location of any employee, breach any agreement with an employee, or encourage or otherwise cause any employee to resign from Rally or any of its subsidiaries;

  (j)
  forgive any loans to any employees;

  (k)
  make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under any employee plan or agreements subject to an employee plan or any other contract of Rally, other than deposits and contributions that are required pursuant to the express terms of the employee plans (or any agreements subject to the employee plans in effect as of May 27, 2015) (without application of any discretion by Rally) previously provided to CA;

  (l)
  enter into, amend, or extend any collective bargaining agreement;

  (m)
  except in the ordinary course of business in substantially the same manner conducted and in compliance with all applicable law, acquire, sell, lease, license, transfer or dispose of any property or assets, or any portion thereof or interest therein, in any single transaction or series of related transactions, except either (i) transactions required under an existing contract of Rally or any of its subsidiaries, which transactions are not, individually or in the aggregate, material to Rally and its subsidiaries, taken together as a whole, or (ii) the sale of goods or grants of non-exclusive licenses with respect to Company Intellectual Property in the ordinary course of business consistent with past practice;

  (n)
  except as may be required as a result of a change in law or in GAAP, make any change in any of the accounting principles or practices used by it;

  (o)
  (i) make or change any material tax election, (ii) amend any income or other material tax return, (iii) settle or compromise any material tax liability, (iv) adopt or change any tax accounting method or (v) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for taxes;

  (p)
  acquire or license any material Intellectual Property Rights from any third party, transfer or grant any exclusive rights to any Company Intellectual Property to any third party, grant any license to any Company Product or to any Company Intellectual Property except pursuant to an Ordinary Course License, materially change the pricing or royalties set or charged by Rally under any Out-License, or amend any existing contract to do any of the foregoing;

  (q)
  except in the ordinary course of business in substantially the same manner conducted and in compliance with all applicable law, (i) enter into any lease or sublease of real property (ii) modify, amend or exercise any right to renew any lease or other lease or sublease of real property, or waive any term or condition thereof or grant any consents thereunder; (iii) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any leased real property or other real property, or any interest therein or part thereof; (iv) commit any waste or nuisance on any such property; (v) make any material changes in the construction or condition of any such property; and (vi) enter into any agreement to purchase or sell any interest in real property;

  (r)
  (i) acquire (by merger, consolidation or acquisition of stock or assets) any other person or any equity interest therein, (ii) enter into any contract other than in the ordinary course of business that would be or reasonably be expected to be, material to business, operations or financial condition of Rally and its subsidiaries, taken together as a whole, or (iii) authorize, incur or commit to incur any new capital expenditure(s), individually or in the aggregate, with obligations to Rally or any of its subsidiaries in excess of $50,000; provided, however, that none of the foregoing will limit any capital expenditure required pursuant to existing contracts; and

    provided further, that none of the foregoing will prohibit Rally from dissolving and/or merging into any of its subsidiaries certain other subsidiaries that are not material to Rally or its subsidiaries, taken as a whole;

  (s)
  commence, settle or compromise any pending or threatened legal proceeding or pay, waive, discharge or satisfy or agree to pay, waive, discharge or satisfy any claim, liability or obligation, other than the settlement, compromise, payment, discharge or satisfaction of legal proceedings, claims and other liabilities (i) expressly reflected or reserved against in full on the consolidated balance sheet of Rally and its subsidiaries as of March 31, 2013, or incurred since March 31, 2013 in the ordinary course of business consistent with past practice or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by Rally or its subsidiaries following the Effective Time that is not, individually or in the aggregate, material to Rally;

  (t)
  except as required by applicable law or GAAP, revalue in any material respect any of its properties or assets including without limitation writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

  (u)
  except as required by applicable law, convene any regular or special meeting (or any adjournment or postponement thereof) of the Rally stockholders;

  (v)
  send any written communications (including electronic communications) to employees regarding the Acquisition Agreement or the transactions contemplated thereby;

  (w)
  make any representations or issue any communications to employees that are inconsistent with the Acquisition Agreement or the transactions contemplated thereby, including but not limited to any representations regarding offers of employment from CA;

  (x)
  except as required by applicable law, terminate, modify or waive any right under any permit;

  (y)
  amend any Privacy Policy, or publish or make available any new Privacy Policy; or

  (z)
  enter into a contract to do any of the foregoing or authorize, commit or agree to take any action to do any of the foregoing or which results or is reasonably likely to result in any of the conditions to the Offer to fail to be satisfied, or would make any of the representations or warranties of Rally contained in the Acquisition Agreement untrue or incorrect in any material respect, or that would materially impair the ability of Rally to consummate the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) in accordance with the terms thereof or materially delay such consummation.

        Nonsolicitation Obligation.    Rally has agreed to immediately cease any and all existing activities, discussions or negotiations with any persons with respect to any offer, proposal or indication of interest relating to any Acquisition Transaction. Rally must promptly (and in any event within three business days following May 27, 2015) request in writing each person that has executed a confidentiality agreement in connection with its consideration of acquiring Rally or any portion thereof to return all confidential information furnished to such person by or on behalf of Rally, and Rally will use its reasonable best efforts to have such information returned or destroyed (to the extent destruction of such information is permitted by such confidentiality agreement). Such written notice will contain a notice to each person that any information that is sent in the future will not be treated as confidential pursuant to such confidentiality agreement.

        Until the earlier to occur of the termination of the Acquisition Agreement and the Effective Time, Rally and its subsidiaries will not, and will use their reasonable best efforts to cause any of their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other advisors or representatives retained by any of them (collectively, the "Rally Representatives") not to (and will not authorize or permit any of them to), directly or indirectly,

(i) solicit, initiate, knowingly encourage, assist, facilitate or induce the making, submission or announcement of, an Acquisition Proposal (as described below) or Acquisition Transaction, (ii) except as expressly provided in the paragraph immediately below, participate or engage in discussions or negotiations with any person regarding an Acquisition Proposal or Acquisition Transaction, or furnish any non-public information relating to Rally or any of its subsidiaries, or afford access to the business, properties, assets, books or records of Rally or any of its subsidiaries to, or take any other action intended to encourage, assist or facilitate, any person that is seeking to make or has made an Acquisition Proposal, (iii) enter into any letter of intent, memorandum of understanding, definitive agreement or similar document or contract relating to any Acquisition Proposal or Acquisition Transaction, (iv) terminate, amend, waive or fail to enforce any rights under any "standstill" or other similar agreement between Rally or any of its subsidiaries and any person, or (v) waive the applicability of all or any portion of Section 203 of the DGCL in respect of any person (other than CA and its affiliates) in relation to any Acquisition Proposal or Acquisition Transaction.

        Before the Acceptance Time, the Board of Directors of Rally may, directly or indirectly through advisors, agents or other intermediaries, subject to Rally's compliance with its nonsolicitation obligations, (A) engage or participate in discussions or negotiations with any person that has made (and not withdrawn) an unsolicited, bona fide, written Acquisition Proposal on or after May 27, 2015 that did not result from a breach of the Acquisition Agreement and that the Rally Board determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) is a Superior Proposal (as described below) or is reasonably likely to lead to a Superior Proposal and (B) furnish to any person that has made (and not withdrawn) an unsolicited, bona fide, written Acquisition Proposal on or after May 27, 2015 that did not result from a breach of the Acquisition Agreement and that the Rally Board determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) is a Superior Proposal or is reasonably likely to lead to a Superior Proposal any non-public information relating to Rally or any of its subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to Rally than those contained in the confidentiality agreement by and between Rally and CA; provided, however, that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (1) the Rally Board has determined in good faith (after consultation with outside legal counsel) that the failure to take such action is reasonably required to comply with its fiduciary duties to the stockholders of Rally under Delaware law, (2) at least forty-eight hours prior to taking any of the actions set forth in clauses (A) or (B), Rally gives CA written notice containing the information set forth in the paragraph immediately below, and of Rally's intention to take such actions and (3) contemporaneously with furnishing any non-public information to such person, Rally furnishes such non-public information to CA (to the extent not previously furnished). Any violation of Rally's nonsolicitation restrictions by any of Rally's directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other advisors or representatives retained by any of them will constitute a breach of those restrictions by Rally.

        In addition to Rally's nonsolicitation obligations, Rally must promptly, and in all cases within twenty-four (24) hours of its receipt, advise CA in writing of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal or Acquisition Transaction, in each case, including the terms and conditions of such Acquisition Proposal or Acquisition Transaction, request or inquiry (unless such Acquisition Proposal is in written form, in which case Rally must give CA a copy thereof), and the identity of the person or group making any such Acquisition Proposal, request or inquiry. Rally must keep CA promptly and reasonably informed of the status, details, terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry. Rally must provide CA with at least forty-eight hours' prior written notice of a meeting of the Rally Board at which it is reasonably expected to consider an Acquisition Proposal or Acquisition Transaction, an

inquiry relating to a potential Acquisition Proposal or Acquisition Transaction, or a request to provide nonpublic information to any person in relation to an Acquisition Proposal or Acquisition Transaction.

        Under the Acquisition Agreement, "Acquisition Proposal" means any offer, proposal or indication of interest (other than by CA or Purchaser or any designees of CA or Purchaser) relating to any Acquisition Transaction.

        Under the Acquisition Agreement, "Acquisition Transaction" means any transaction or series of related transactions (other than the transactions contemplated by the Acquisition Agreement) involving: (i) any acquisition or purchase by any person or "group" (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a twenty percent (20%) interest in the total outstanding voting securities of Rally or one or more of its subsidiaries that own or control more than twenty percent (20%) of the consolidated assets (measured by the lesser of book or fair market value at the time of determination), revenues or earnings (measured as of the 12-month period immediately preceding the date of determination) of Rally and its subsidiaries, taken together as a whole, or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined in or under Section 13(d) of the Exchange Act) beneficially owning more than twenty percent (20%) of the total outstanding voting securities of Rally or one or more of its subsidiaries that own or control more than twenty percent (20%) of the consolidated assets (measured by the lesser of book or fair market value at the time of determination), revenues or earnings (measured as of the 12-month period immediately preceding the date of determination) of Rally and its subsidiaries, taken together as a whole; (ii) any merger, consolidation, business combination or other similar transaction pursuant to which Rally stockholders immediately preceding such transaction hold, directly or indirectly, less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than twenty percent (20%) of the consolidated assets of Rally and its subsidiaries, taken together as a whole (measured by the lesser of book or fair market value thereof); (iv) any liquidation or dissolution of Rally or any of its subsidiaries or (v) any combination of the foregoing.

        Under the Acquisition Agreement, "Superior Proposal" means any unsolicited, bona fide written offer or proposal to acquire 75% of the outstanding voting securities of Rally which Rally Board will have determined in good faith (after consultation with a financial advisor of nationally recognized standing and outside legal counsel, and after taking into account all aspects of such offer or proposal, including the identity of the third party making such offer or proposal, all financial, legal and regulatory aspects of such offer or proposal, the conditions to and prospects for completion of such offer or proposal and the transaction(s) contemplated thereby, as well as any counter-offer or proposal made by CA in response thereto) is more favorable to the Rally stockholders (in their capacity as such), from a financial point of view, than the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) and, if applicable, any counter-offer or proposal made by CA or any of its affiliates in response thereto.

        Change in Board Recommendation.    The Rally Board has unanimously (i) determined that the Acquisition Agreement is advisable, (ii) determined that the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair to, and in the best interests of Rally and its stockholders; (iii) approved the execution, delivery and performance by Rally of the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iv) agreed that the Merger will be governed by Section 251(h) of the DGCL, and (v) resolved to recommend that Rally's stockholders tender their Shares to Purchaser pursuant to the Offer (the "Company Board Recommendation"). Neither the Rally Board nor any committee thereof will (A) fail to make, withhold, withdraw, amend, qualify or modify, or publicly propose to refuse to make, withhold, withdraw, amend, qualify or modify, the Company Board Recommendation, (B) approve, endorse or recommend an Acquisition Proposal, or fail to publicly recommend against any such Acquisition Proposal that is a tender offer or exchange offer for Shares within ten business days after commencement of such offer (and at all times thereafter during which any such tender offer or exchange offer is pending) and reaffirm the Company Board Recommendation within such ten business day-period (and at all times thereafter during which any such tender offer or exchange offer is pending), (C) fail to include the Company Board Recommendation in the Schedule 14D-9, (D) fail to reaffirm the Company Board Recommendation within five Business days of a written request to do so by CA (which such request, in the case of an Acquisition Proposal which has not been made publicly known, CA will be limited to making no more than once every fifteen (15) days), or (E) resolve, agree or publicly propose to take any of the foregoing actions (any action described in the preceding clauses (A)—(E) being referred to collectively as a "Company Board Recommendation Change"); provided, however, that notwithstanding the foregoing, a "stop, look and listen" communication by the Rally Board pursuant to and in compliance with Rule 14d9-(f) of the Exchange Act will not be deemed to be a Company Board Recommendation Change and will not require compliance with the procedures set forth in this paragraph..

        At any time prior to the Acceptance Time, the Rally Board may effect a Company Board Recommendation Change, if (A) the Rally Board has received an unsolicited, bona fide, written Acquisition Proposal and after consultation with a financial advisor of nationally recognized standing and outside legal counsel, the Rally Board will have determined, in good faith, that such Acquisition Proposal constitutes a Superior Proposal, (B) such Acquisition Proposal did not arise out of a breach of the provisions of the Acquisition Agreement, (C) the Board of Directors of rally has determined in good faith (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by CA pursuant to clause (E) below), that, in light of the foregoing Superior Proposal, the Rally Board is reasonably required to effect a Company Board Recommendation Change in order to comply with its fiduciary duties to the Rally stockholders under Delaware law, (D) prior to effecting such Company Board Recommendation Change, the Rally Board will have given CA at least four (4) business days prior written notice thereof (a "Determination Notice") (which Determination Notice will not constitute a Company Board Recommendation Change), which Determination Notice will attach such Superior Proposal and set forth the identity of the person making such Superior Proposal and all the material terms and conditions of such Superior Proposal in reasonable detail, and the opportunity to meet with the Rally Board and its outside legal counsel, all with the purpose and intent of enabling CA and Rally to discuss in good faith a modification of the terms and conditions of the Acquisition Agreement so that the transactions contemplated Thereby may be effected and (E) CA will not have made, within four business days after receipt of Rally's Determination Notice of its intention to effect a Company Board Recommendation Change, a counter-offer or proposal of a nature such that Rally Board will have determined in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) that the Acquisition Proposal no longer constitutes a Superior Proposal and after consultation with outside legal counsel the Rally Board is no longer reasonably required to effect a Company Board Recommendation Change in order to comply with its fiduciary duties to the Rally stockholders under Delaware law. Rally will keep confidential any such counter-offers or proposals made by CA to revise the terms of the Acquisition Agreement in accordance with its terms, other than in the event of any amendment to the Acquisition Agreement and to the extent required to be disclosed in any SEC Reports. The provisions of this paragraph also apply to any material amendment to any Acquisition Proposal and require a new Determination Notice, except that the references to four business days will be deemed to be two business days.

        At any time prior to the Acceptance Time, the Rally Board may effect a Company Board Recommendation Change in response to an Intervening Event if (A) the Rally Board will have determined in good faith (after consultation with outside legal counsel) that, in light of such Intervening Event, the Rally Board is reasonably required to effect a Company Board Recommendation Change in order to comply with its fiduciary duties to Rally stockholders under Delaware law, (B) prior to effecting such Company Board Recommendation Change, the Rally Board will have given CA a Determination Notice at least four business days prior written notice thereof, which Determination Notice will specify in reasonable detail the facts underlying the determination that an Intervening Event has occurred and the rationale and basis for such Company Board Recommendation Change and the opportunity to meet with the Rally Board and its outside legal counsel, all with the purpose and intent of enabling CA and Rally to discuss in good faith a modification of the terms and conditions of the Acquisition Agreement so as to obviate the need to effect a Company Board Recommendation Change on the basis of such Intervening Event so that the transactions contemplated thereby may be effected, and (C) following the expiration of such four-business day period, the Rally Board will have determined in good faith (after consultation with outside legal counsel) and after giving good faith consideration to any offer or proposal from CA, that, in light of such Intervening Event, the Rally Board is reasonably required to effect a Company Board Recommendation Change in order to comply with its fiduciary duties to the Rally stockholders under Delaware law.

        Under the Acquisition Agreement, "Intervening Event" means, with respect to Rally, a material fact, event, change, development or set of circumstances (other than, and not arising out of or resulting from, an Acquisition Proposal) that (i) was neither known to nor reasonably foreseeable by any member of the Rally Board, assuming reasonable consultation with the executive officers of Rally, as of or prior to May 27, 2015, (ii) did not result from or arise out of the reasonably foreseeable consequences of the announcement or pendency of, or any actions required to be taken (or to be refrained from being taken) pursuant to, the Acquisition Agreement, and (iii) does not relate to, result from or arise out of any Acquisition Proposal (whether or not a Superior Proposal) May 27, 2015.

        Director and Officer Indemnification and Insurance.    After the Effective Time, CA must cause the Surviving Corporation and its subsidiaries to honor and fulfill Rally's and its subsidiaries' obligations under their respective certificates of incorporation and bylaws (and other similar organizational documents) and all indemnification agreements in effect as of May 27, 2015 between Rally or any of its subsidiaries and any of their respective current or former directors and officers (the "Company Indemnified Parties") May 27, 2015.

        For six years after the Effective Time, CA and the Surviving Corporation will maintain Rally's current directors' and officers' liability insurance ("D&O Insurance") in respect of acts or omissions occurring at or prior to the Acceptance Time, covering each person covered by the D&O Insurance as of May 27, 2015, on terms with respect to the coverage and amounts no less favorable, in the aggregate, than those of the D&O Insurance in effect on May 27, 2015; provided, however, that the Surviving Corporation may, at its option, substitute policies containing terms with respect to coverage and amounts no less favorable, in the aggregate, to such persons than the D&O Insurance. CA and the Surviving Corporation will not be obligated to pay annual premiums in excess of two hundred percent (200%) of the amount paid by Rally for coverage for its last full fiscal year (such two hundred percent (200%) amount, the "Maximum Annual Premium"), except that if the annual premiums of such insurance coverage exceed that amount, CA and the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Before the Acceptance Time, CA may purchase a six-year "tail" prepaid policy (the "Tail Policy") on the D&O Insurance on terms and conditions no less favorable, in the aggregate, than the D&O Insurance. If CA purchases a Tail Policy before the Acceptance Time, CA and the Surviving Corporation will maintain the Tail Policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of the obligations under the first sentence of this paragraph for so long as such Tail Policy is maintained.

        If CA or the Surviving Corporation or any of its successors or assigns consolidate with or merge into any other person and are not the continuing or surviving corporation or entity of such consolidation or merger or transfer all or substantially all of its properties and assets to any person, then proper provisions will be made so that the successors and assigns of CA and the Surviving

Corporation will assume all of the obligations of CA and Rally in this section titled "Director and Officer Indemnification and Insurance".

        The obligations in this section titled "Director and Officer Indemnification and Insurance" will not be terminated, amended or otherwise modified in a manner as to adversely affect any Company Indemnified Party without the prior written consent of such person.

        Termination Prior to Acceptance Time.    The Acquisition Agreement and the Offer can be terminated and abandoned prior to the Acceptance Time only as follows:

  •
  by mutual written agreement of CA and Rally;

  •
  by CA or Rally, if the Offer has expired or been terminated in accordance with the terms of the Acquisition Agreement without Purchaser having accepted for payment any Shares pursuant to the Offer; provided, however, that the right to terminate the Acquisition Agreement pursuant to this paragraph will not be available to any party whose action or failure to fulfill any obligation under the Acquisition Agreement was the principal cause of or resulted (i) in any of the conditions to the Offer having failed to be satisfied, or (ii) in the expiration or termination of the Offer in accordance with the terms of the Acquisition Agreement without Purchaser having accepted for payment any Shares pursuant to the Offer, and in either such case, such action or failure to act constitutes a material breach of the Acquisition Agreement;

  •
  by CA or Rally, if Purchaser (or CA on Purchaser's behalf) has not accepted for payment any Shares pursuant to the Offer on or before October 27, 2015; provided however, that the right to terminate the Acquisition Agreement pursuant to this paragraph will not be available to any party whose action or failure to fulfill any obligation under the Acquisition Agreement has been the principal cause of or resulted (i) in any of the conditions to the Offer having failed to be satisfied on or before October 27, 2015, or (ii) in the expiration or termination of the Offer in accordance with the terms of the Acquisition Agreement without Purchaser having accepted for payment any Shares pursuant to the Offer, and in either such case, such action or failure to act constitutes a material breach of the Acquisition Agreement;

  •
  Rally, if there is (i) a breach of any covenant or agreement on the part of CA or Purchaser in the Acquisition Agreement that has, or would reasonably be expected to have, a Parent Material Adverse Effect (as described below), or (ii) that any of the representations and warranties of CA and Purchaser in the Acquisition Agreement have become inaccurate in a manner that has, or would reasonably be expected to have, a Parent Material Adverse Effect; provided, however, that if such breach, or such inaccuracies, are curable by CA or Purchaser through the exercise of commercially reasonable efforts, then Rally may not terminate the Acquisition Agreement pursuant to this paragraph until the earlier to occur of (A) twenty calendar days after delivery of written notice from Rally to CA of such breach or inaccuracy or (B) the termination by CA and Purchaser of commercially reasonable efforts to cure such breach or inaccuracy;

  •
  by CA, if (i) there is of a breach of any covenant or agreement on the part of Rally in the Acquisition Agreement such that the conditions relating to Rally's obligations under the Acquisition Agreement would not reasonably be expected to be satisfied at the time of such breach (assuming for such purposes that the time of such breach was the scheduled expiration of the Offer), or (ii) any representation or warranty of Rally in the Acquisition Agreement has become inaccurate such that any of the conditions with respect to the accuracy of the Fundamental Representations (as described below), the Capitalization Representation (as described below) or the other representations or warranties of Rally would not reasonably be expected to be satisfied as of the time such representation and warranty became inaccurate (assuming for such purposes that the time of such inaccuracy was the scheduled expiration of the Offer); provided, however, that if such breach, or such inaccuracies in such representations and warranties, are curable by Rally through the exercise of commercially reasonable efforts, then CA will not be permitted to terminate the Acquisition Agreement pursuant to this paragraph until the earlier to occur of (A) twenty calendar days after delivery of written notice from CA to Rally of such breach or inaccuracy or (B) the termination by Rally of commercially reasonable efforts to cure such breach or inaccuracy;

  •
  by CA, if there is a Company Material Adverse Effect (whether or not events or circumstances occurring prior to the execution and delivery of the Acquisition Agreement caused or contributed to the occurrence of such Company Material Adverse Effect);

  •
  by CA if (i) Rally has breached its obligations with respect to nonsolicitation or the Company Board Recommendation in any material respect (whether or not such breach results in an Acquisition Proposal); (ii) the Rally Board or any committee thereof has effected a Company Board Recommendation Change for any reason; or (iii) Rally enters into a definitive agreement with respect to an Acquisition Transaction or enters into any agreement, contract or agreement in principle requiring Rally to abandon, terminate or breach its obligations hereunder; or

  •
  by Rally in order to enter into a definitive agreement to consummate a Superior Proposal, provided that (i) such Acquisition Proposal did not arise out of a breach of its obligations with respect to nonsolicitation or the Company Board Recommendation, and (ii) prior to terminating the Acquisition Agreement, the Rally Board will have given CA at least four business days prior written notice thereof, which notice will attach such Superior Proposal and set forth the identity of the person making such Superior Proposal and all the material terms and conditions of such Superior Proposal in reasonable detail, and the opportunity to meet with the Rally Board and its outside legal counsel, all with the purpose and intent of enabling CA and Rally to discuss in good faith a modification of the terms and conditions of the Acquisition Agreement so that the transactions contemplated thereby may be effected and (iii) CA will not have made, within four business days after receipt of Rally's written notice of its intention to terminate the Acquisition Agreement, a counter-offer or proposal of a nature such that the Rally Board will have determined in good faith (after consultation with a financial advisor of nationally recognized standing and outside legal counsel) that the Acquisition Proposal no longer constitutes a Superior Proposal, and (iv) in connection with the termination of the Acquisition Agreement, Rally tenders to CA (and pays to CA if CA agrees to accept such payment) the Termination Fee Amount (as defined in the section titled "Termination Fees") payable under the Acquisition, provided, further, that the provisions of the foregoing proviso will also apply to any material amendment to any Acquisition Proposal and require a new notice to CA in compliance with clause (ii) of such proviso, except that the references to four business days will be deemed to be two business days).

        Under the terms of the Acquisition Agreement, "Parent Material Adverse Effect" means any fact, event, circumstance, change or effect that, individually or when taken together with all other such facts, events, circumstances, changes or effects, would reasonably be expected to materially impede the ability of CA or Purchaser to consummate the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) in accordance with the terms of the Acquisition Agreement and applicable law.

        Under the terms of the Acquisition Agreement, "Company Material Adverse Effect" means any fact, event, circumstance, change or effect that, individually or when taken together with all other such facts, events, circumstances, changes or effects, has been or would reasonably be expected to (x) be materially adverse to the business, operations, properties, assets (including intangible assets), liabilities, condition (financial or otherwise) or results of operations of Rally and its subsidiaries, taken together as a whole or (y) materially impede the ability of Rally or its subsidiaries to consummate the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) in accordance with the terms of the Acquisition Agreement and applicable law; provided, however, that none of the following facts, events, circumstances, changes or effects, by itself or when aggregated with any one or more of the other such facts, events, circumstances, changes or effects, will be deemed to be or constitute a Company Material Adverse Effect and none of the following facts, events, circumstances, changes or effects, by itself or when aggregated with any one or more of the other such facts, events, circumstances, changes or effects, will be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

  (i)
  any general economic, or other general business, financial or market conditions or political conditions (or changes in such conditions), including any changes arising out of acts of terrorism or war, provided that such changes do not have a disproportionate impact on Rally and its subsidiaries, taken as a whole, as compared to other participants in the industries in which Rally and its subsidiaries conduct their businesses;

  (ii)
  any conditions in the industry or industries in which Rally primarily conducts business (or changes in such conditions), provided that such changes do not have a disproportionate impact on Rally and its subsidiaries, taken as a whole, as compared to other participants in the industries in which Rally and its subsidiaries conduct their businesses;

  (iii)
  any changes after the date hereof in laws or GAAP;

  (iv)
  any changes arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency;

  (v)
  the failure of Rally to meet internal or analysts' expectations or projections or the results of operations of Rally (provided, that any underlying fact, event, circumstance, change or effect that may have contributed to such failure will not be excluded from the determination of whether a Company Material Adverse Effect has occurred by reason of this clause (v));

  (vi)
  any changes in trading price of Shares or the trading volume of Shares (but not, in each case, the underlying cause of any such changes, unless such underlying change would otherwise be excepted from this definition);

  (vii)
  any action taken by Rally at the written direction of CA or any action specifically required to be taken by Rally under the Acquisition Agreement; or

  (viii)
  any changes resulting from the execution and delivery of the Acquisition Agreement or the consummation of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger), or the public announcement or pendency of the Acquisition Agreement or the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) (other than for purposes of any representation or warranty with respect to required governmental consents, conflicts, material contracts, employee benefit plans, labor matters or real property but subject to disclosures in the corresponding sections of Rally's confidential disclosure schedule to the Acquisition Agreement).

        Effect of Termination.    If the Acquisition Agreement is terminated it will be of no further force or effect without liability of any party or parties thereto to the other party or parties thereto, except (i) the notice obligations of the Acquisition Agreement, Rally's obligations with respect to the payment of the Termination Fee Amount, and certain general provisions of the Acquisition Agreement, each of which will survive the termination of the Acquisition Agreement, and (ii) that nothing will relieve any party or parties thereto from liability for any willful or intentional breach of, or fraud in connection with, the Acquisition Agreement.

        Termination Fees.    If (i) following the execution and delivery of the Acquisition Agreement and before the termination thereof, an Acquisition Proposal has been publicly announced or become publicly known, or will have been communicated or otherwise made known to Rally, and (ii) the

Acquisition Agreement is thereafter terminated pursuant to the second or third bullet of the section titled "Termination Prior to Acceptance Time", and (iii) within twelve months following the termination of the Acquisition Agreement, either an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (i)) is consummated or Rally enters into a letter of intent, memorandum of understanding or other contract providing for an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (i)), then Rally will pay CA (or its designee), within one business days after the event in the preceding clause (iii) that triggers the obligation to pay such fee, a fee in the amount of $17.4 million (the "Termination Fee Amount") payable in cash by wire transfer of immediately available funds to an account designated in writing by CA (provided that for purposes of this paragraph, the references to "20%" and "80%" in the definition of "Acquisition Transaction" will be deemed to be references to "50%"). If (i) following the execution and delivery of the Acquisition Agreement and prior to the breach described in clause (ii) below that forms the basis for the termination of the Acquisition Agreement, an Acquisition Proposal will have been publicly announced or will have become publicly known, or will have been communicated or otherwise made known to Rally and (ii) the Acquisition Agreement is thereafter terminated pursuant to section (i) of the fifth bullet of the section titled "Termination Prior to Acceptance Time" (solely where the underlying breach of the covenant or agreement by Rally was intentional) and (iii) within twelve months following the termination of the Acquisition Agreement, either an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (i)) is consummated or Rally enters into a letter of intent, memorandum of understanding or other contract providing for an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (i)), then Rally will pay to CA (or its designee), within one business day after the event in the preceding clause (iii) that triggers the obligation to such fee, the Termination Fee Amount in cash by wire transfer of immediately available funds to an account designated in writing by CA (provided that for purposes of this paragraph the references to "20%" and "80%" in the definition of "Acquisition Transaction" will be deemed to be references to "50%").

        If the Acquisition Agreement is terminated pursuant to the seventh bullet of the section titled "Termination Prior to Acceptance Time", Rally will pay to CA (or its designee), within one business day after such termination, the Termination Fee Amount in cash by wire transfer of immediately available funds to an account designated in writing by CA.

        If the Acquisition Agreement is terminated pursuant to the eight bullet of the section titled "Termination Prior to Acceptance Time", Rally will pay to CA (or its designee), contemporaneously with such termination, the Termination Fee Amount in cash by wire transfer of immediately available funds to an account designated in writing by CA.

        If Rally fails to pay the Termination Fee Amount in a timely manner and, in order to obtain such payment, CA makes a claim that results in a judgment against Rally, Rally must promptly reimburse CA its reasonable costs and expenses (including its reasonable attorneys' fees and expenses) incurred in connection with such suit, together with interest on the Termination Fee Amount at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of Termination Fee Amount is not in lieu of, or replacement or substitution for, damages incurred in the event of any breach of the Acquisition Agreement.

Other Agreements

  Support Agreements.

        The following directors and named executive officers of Rally, as owners of the Shares and Shares issuable upon exercise of outstanding options, restricted stock units and warrants, as applicable, next to their names below, entered into Support Agreements with CA (the "Support Agreements") that, among other things (i) restrict the transfer of their Shares; (ii) obligate each of them to grant an irrevocable proxy to CA to vote their respective Shares in favor of the adoption of the Acquisition Agreement and any other matter necessary for consummation of the transactions contemplated by the Acquisition Agreement and/or against any action or agreement which would in any material respect impede, interfere with or prevent the Offer or the Merger, including, but not limited to, any (a) Acquisition Proposal, (b) reorganization, recapitalization, dissolution, liquidation or winding-up of Rally or any other extraordinary transaction involving Rally other than the Merger, (c) action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of such individual under his or her respective Support Agreement, or (d) corporate action or agreement, the consummation of which, or proposal, the approval of which, would reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by the Acquisition Agreement, including the Offer and the Merger; and (iii) obligate each of them to tender all their respective Shares in the Offer not later than the fifth business day after commencement of the Offer (or if such individual has not received the Offer Documents by such time, within two business days following receipt of such documents) and no later than the third business day after such individual acquires beneficial ownership of any additional Shares.

        Based on the number of Shares outstanding as of May 27, 2015, the number of Shares beneficially owned by the stockholders that entered into the Support Agreements and eligible to be tendered in the Offer represent approximately 5.9% of Rally's issued and outstanding common stock. This summary is qualified in its entirety by reference to the Form of Support Agreement, which is filed as Exhibit (a)(2)(B) to this Schedule TO and is incorporated by reference herein.

Confidentiality Agreement

        On December 9, 2014, Rally and CA entered into the Confidentiality Agreement in order to facilitate the consideration and negotiation of a possible negotiated transaction involving the parties and/or their affiliates. Under the Confidentiality Agreement, Rally and CA agreed, subject to certain exceptions, (i) not to make use of or disclose to any other person any of the other party's confidential information; (ii) to certain employee non-solicitation provisions for a period of twelve months commencing on the date of the Confidentiality Agreement; and (iii) to certain standstill provisions during the twelve month period commencing on the date of the Confidentiality Agreement.

        The foregoing summaries of the Confidentiality Agreement do not purport to be complete and are qualified in their entirety by reference to the Confidentiality Agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule TO filed with the SEC, which is incorporated herein by reference.

Compensation Arrangements with Rally Executives.

        Concurrent with the execution of the Merger Agreement, CA entered into new offer letters and employment and confidentiality agreements (each offer letter and the corresponding employment and confidentiality agreement, an "Executive Offer Letter") with certain individuals, including each of Rally's executive officers. Each such Executive Offer Letter shall be effective as of the Merger Closing Date. The Executive Offer Letters provide for, among other things, certain retention bonuses and severance benefits in the event of involuntary terminations of employment. If the severance payments and benefits or any other payments or benefits provided for a CA employee constitute "excess parachute payments" within the meaning of Section 280G of the Code, then those payments and benefits will either be (x) delivered in full (to the extent due) to the employee or (y) reduced to the minimum extent necessary so that the employee will receive the greatest economic benefit on an after-tax basis, notwithstanding that all or some portion of the payments and benefits may be subject to an excise tax under Sections 280G and 4999 of the Code.

        A more complete description of the Executive Offer Letters is included in Rally's Schedule 14D-9, which will be filed with the SEC and is being mailed to Rally's stockholders with this Offer to Purchase.

12. Purpose of the Offer; Plans for Rally.

        Purpose of the Offer.    The purpose of the Offer is for CA to acquire control of, and all of the equity interests in, Rally. The Offer, as the first step in the acquisition of Rally, is intended to facilitate the acquisition of all of the outstanding Shares. The purpose of the Merger is to acquire all of the outstanding Shares not tendered and purchased pursuant to the Offer. The Merger Closing will take place promptly after the consummation of the Offer.

        If you sell your Shares in the Offer, you will cease to have any equity interest in Rally or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in Rally. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Rally.

        Merger Without a Meeting.    If the conditions to the Offer are satisfied and the Offer is consummated, we will not seek the approval of Rally's remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, then the acquirer can effect a merger without the action of the non-tendering stockholders of the target corporation. With respect to a tender offer, Section 251(h) of the DGCL provides that the word "consummate" (and with correlative meaning, "consummation" and "consummating") means the irrevocable acceptance for purchase of shares tendered pursuant to a tender offer. Therefore, references to a consummation of the Offer herein refer to the occurrence of the Acceptance Time. Accordingly, if we consummate the Offer, we intend to effect the Merger Closing without a vote of the stockholders of Rally pursuant to and in accordance with Section 251(h) of the DGCL.

        Plans for Rally.    It is expected that, initially following the Merger, the business and operations of Rally will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. In connection with or following the Merger Closing, CA may consolidate or reorganize certain corporate entities in Rally's structure, but CA has no present plans or proposals to sell or transfer any such entities or change the business or operations of Rally as a result of such consolidation or corporate reorganization. CA will continue to evaluate the business and operations of Rally during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, CA intends to review such information as part of a comprehensive review of Rally's business, operations, capitalization and management with a view to optimizing development of Rally's potential.

        As set forth in this in this Offer to Purchase, including Section 11—"The Acquisition Agreement; Other Agreements", and the Schedule 14D-9, certain members of Rally's current management team have entered into new employment arrangements with CA, which will not become effective until the consummation of the Offer, if at all. To the best knowledge of Purchaser and CA, other than the foregoing and as otherwise disclosed in this Offer to Purchase (including the Support Agreements described in Section 8—"Certain Information Concerning Parent and Purchaser"), no employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of Rally, on the one hand, and CA, Purchaser, or Rally, on the other hand, existed as of May 27, 2015, and neither the Offer nor the Merger is conditioned upon any executive officer or director of Rally entering into any such agreement, arrangement or understanding.

        At the Effective Time, (a) the certificate of incorporation of Rally be amended and restated in its entirety to read identically to the certificate of incorporation of Purchaser, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware law and such certificate of incorporation; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation will be amended so that the name of the Surviving Corporation will be "Rally Software Development Corp." and (b) the bylaws of Purchaser, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware law, the certificate of incorporation of the Surviving Corporation and such bylaws. At the Effective Time, (a) the members of the board of directors of Purchaser immediately prior to the Effective Time will become the initial directors of the Surviving Corporation and (b) the officers of Purchaser immediately prior to the Effective Time will become the initial officers of the Surviving Corporation, in each case to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors have been duly elected, appointed or qualified.

        Except as set forth in this Offer to Purchase, including as contemplated in this Section 12—"Purpose of the Offer; Plans for Rally—Plans for Rally", CA and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Rally or any of its subsidiaries (such as a merger, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of Rally or any of its subsidiaries, (iii) any material change in Rally's capitalization or dividend policy, or (iv) any other material change in Rally's corporate structure or business or composition of its management or board of directors.

13. Certain Effects of the Offer.

        Market for the Shares.    If the conditions to the Offer are satisfied and the Offer is consummated, there will be no market for the Shares because CA intends to consummate the Merger immediately following the Acceptance Time.

        Stock Quotation.    The Shares are currently listed on the NYSE. Immediately following the Effective Time, the Shares will no longer meet the requirements for continued listing on the NYSE because the only stockholder will be CA. The NYSE requires, among other things, that any listed shares of common stock have at least 600,000 publicly held shares. Immediately following the consummation of the Merger, CA intends and will cause Rally to delist the Shares from the NYSE.

        Margin Regulations.    The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Immediately following the consummation of the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Rally to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Rally to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Rally, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Rally and persons holding "restricted securities" of Rally to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the shares would no longer be "margin securities" or be eligible for listing on the NYSE. We intend and will cause Rally to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met and, in any event, following the consummation of the Merger.

14. Dividends and Distributions.

        The Acquisition Agreement provides that from May 27, 2015 to until the earlier to occur of (x) the Acceptance Time, (y) the Effective Time and (z) the termination of the Acquisition Agreement pursuant in accordance with its terms, unless expressly permitted by the Acquisition Agreement, set forth in a confidential disclosure schedule to the Acquisition Agreement or approved in advance in writing by CA, other than cash dividends made by any direct or indirect wholly-owned subsidiary of Rally to Rally or one of its subsidiaries, Rally will not, and will cause its subsidiaries not to, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock.

15. Certain Conditions to the Offer.

        Notwithstanding any other term of the Offer or the Acquisition Agreement, Purchaser is not required to, and CA is not required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares of Rally promptly after the termination or withdrawal of the Offer), pay for any Shares that are validly tendered in the Offer and not withdrawn prior to the Expiration Date unless, at or prior to the Expiration Date:

  (1)
  at the scheduled expiration of the Offer, there will not have been validly tendered in accordance with the terms of the Offer (after giving effect to any withdrawals of previously tendered Shares) a number of Shares that, taken together with any Shares then owned by CA and Purchaser, represent a majority of all then outstanding Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received", as such term is defined in Section 251(h) of the DGCL, by the Depository pursuant to such procedures) (the "Minimum Condition");

  (2)
  Rally will have breached or failed to perform in any material respect any of its covenants under the Acquisition Agreement to be performed prior to the scheduled expiration of the Offer and such breach or failure to perform will be continuing as of immediately prior to the scheduled expiration of the Offer;

  (3)
  (A) any of the Fundamental Representations will not have been true and correct as of May 27, 2015 or will not have been true and correct as of immediately prior to the scheduled expiration of the Offer with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct as of such specified date); (B) the Capitalization Representation will not have been true and correct as of May 27, 2015 or will not have been true and correct as of immediately prior to the scheduled expiration of the Offer with the same force and effect as if made on and as of such date (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct as of such specified date), except where the failure to be true and correct would not reasonably be expected to result in additional cost, expense or liability to Rally, CA and their affiliates, individually or in the aggregate, of more than $2.5 million; and (C) any of the representations and warranties of Rally set forth in the Acquisition Agreement (other than the Fundamental Representations and the Capitalization Representation), disregarding any "materiality" and "Company Material Adverse Effect" or other similar qualifications set forth in all such representations or warranties, will not have been true and correct as of May 27, 2015 or will not have been true and correct as of immediately prior to the scheduled expiration of the Offer with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct in all respects as of such specified date), except in the case as described in this clause (C), to the extent that the facts and circumstances causing or resulting in any such representations and warranties not to be true and correct as of May 27, 2015, or as of immediately prior to the scheduled expiration of the Offer (or as of the date specified in the representation or warranty) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

  (4)
  any Company Material Adverse Effect will have occurred on or prior to, and will be continuing on the date of, the scheduled expiration of the Offer;

  (5)
  Rally will not have delivered to CA and Purchaser a certificate dated as of the date of the scheduled expiration of the Offer signed on its behalf by the Chief Executive Officer or Chief Financial Officer of Rally to the effect that the conditions described in (3), (4) and (5) above have been satisfied;

  (6)
  any governmental authority will have:

  (A)
  enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by the Acquisition Agreement (including the Offer or the Merger) any applicable law that has the effect of making the consummation of any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) illegal or prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger), or

  (B)
  issued or granted any Order that remains in effect and has the effect of making any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger);

  (7)
  there will be pending any legal proceeding brought by any governmental authority against CA, Purchaser, Rally or any of their respective affiliates:

  (A)
  seeking to enjoin the acquisition by Purchaser (or CA on Purchaser's behalf) of any Shares pursuant to the Offer or, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Acquisition Agreement or the Support Agreements (including the voting provisions thereunder),

  (B)
  seeking to impose limitations on the ability of Purchaser (or CA on Purchaser's behalf), or render Purchaser (or CA on Purchaser's behalf) unable, to (1) accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger or (2) exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Rally stockholders,

    (C)
    seeking to (1) compel CA or any of its subsidiaries to sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of Rally, the surviving corporation of the Merger, CA, Purchaser or any of their respective subsidiaries, (2) compel CA or any of its subsidiaries to conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of Rally, the surviving corporation of the Merger, CA, Purchaser or any of their respective subsidiaries in any manner, or (3) impose any restriction, requirement or limitation on the operation of the business or portion of the business of Rally, the surviving corporation of the Merger, CA, Purchaser or any of their respective subsidiaries, or

    (D)
    which otherwise would be reasonably expected to have a Company Material Adverse Effect; or

  (8)
  the Acquisition Agreement will have been terminated in accordance with its terms.

        The foregoing conditions are for the sole benefit of CA and Purchaser and, accordingly, may be waived by CA and Purchaser, in whole or in part, at any time and from time to time prior to the expiration of the Offer, in their sole and absolute discretion; provided, however, that the Minimum Condition can be waived only with the prior written consent of Rally.

        On June 5, 2015, the United States Federal Trade Commission terminated early the waiting period applicable to the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger).

        As used herein, a "Fundamental Representations" means the representations and warranties of Rally with respect to organization and good standing, authorization and enforceability, absence of certain changes and Company Material Adverse Effect, and brokers.

        As used herein, a "Capitalization Representation" means the representations and warranties of Rally with respect to capitalization.

        CA and Purchaser may increase the Offer Price or otherwise amend, modify, or make changes to the terms and conditions of the Offer; provided, however, that unless otherwise provided by the Acquisition Agreement or previously approved by Rally in writing, neither CA nor Purchaser may make any change to the terms and conditions of the Offer that:

  •
  decreases the Offer Price;

  •
  changes the form of consideration to be paid in the Offer;

  •
  reduces the number of Shares sought to be purchased in the Offer;

  •
  waives, amends, modifies or otherwise changes the Minimum Condition;

  •
  amends, modifies or otherwise changes any conditions to the Offer (other than the Minimum Condition) in a manner that adversely impacts or reasonably could adversely impact Rally's stockholders in any material respect;

  •
  imposes conditions to the Offer that are in addition to the conditions to the Offer set forth in the Acquisition Agreement;

  •
  extends or otherwise changes the Expiration Date in a manner other than as required or permitted by the Acquisition Agreement; or

  •
  provides any "subsequent offering period" within the meaning of Rule 14d-11 promulgated under the Exchange Act.

16. Certain Legal Matters; Regulatory Approvals.

        General.    Except as described in this Section 16, including HSR approval, based on our examination of publicly available information filed by Rally with the SEC and other information concerning Rally, we are not aware of any governmental license or regulatory permit that appears to be material to Rally's business that might be adversely affected by our acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or CA as contemplated herein. Should any such approval or other action be required, we currently contemplate that, except as described below under "State Takeover Laws", such approval or other action will be sought. While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Rally's business, any of which under certain conditions specified in the Acquisition Agreement could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—"Certain Conditions to the Offer".

        Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the United States Federal Trade Commission (the "FTC"), certain transactions may not be consummated unless specified information and documentary material (including the "Premerger Notification and Report Forms") have been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

        Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a fifteen calendar day waiting period following the filing by CA of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division.

        CA and Rally filed their Premerger Notification and Report Forms on May 28, 2015 with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger. On June 5, 2015, the United States Federal Trade Commission terminated early the waiting period applicable to the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger).

        The FTC and the Antitrust Division may scrutinize the legality under the antitrust laws of Purchaser's proposed acquisition of Rally Shares pursuant to the Offer. At any time before or after Purchaser's acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Purchaser, Rally, or any of their respective subsidiaries or affiliates, or requiring other conduct relief. United States state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While CA believes that consummation of the Offer would not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, Purchaser may not be obligated to consummate the Offer or the Merger. See Section 15—"Certain Conditions to the Offer."

        State Takeover Laws.    A number of states (including Delaware, where Rally is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects therein.

        In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a "business combination" (defined to include mergers and certain other actions) with an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an "interested stockholder" unless, among other things, the "business combination" is approved by the board of directors of such corporation before such person became an "interested stockholder." The Rally Board has approved the Acquisition Agreement and the transactions contemplated thereby, including the Offer, and the Merger, for purposes of Section 203 of the DGCL.

        Based on information supplied by Rally and the approval of the Acquisition Agreement and the transactions contemplated by the Acquisition Agreement by the Rally Board, we do not believe that any other state takeover statutes or similar laws purport to apply to the Offer or the Merger. Except as described herein, neither CA nor Rally has currently attempted to comply with any state takeover statute or regulation. We reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, we may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 15—"Certain Conditions to the Offer" of this Offer to Purchase.

17. Appraisal Rights.

        Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, all Shares that are issued and outstanding immediately prior to the Effective Time and held by stockholders who have properly and validly exercised their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL (collectively, "Dissenting Company Shares") will not be converted into, or represent the right to receive, the Merger Consideration, but will be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Company Shares. At the Effective Time, the Dissenting Company Shares will no longer be outstanding and will automatically be cancelled and cease to exist, and each Rally stockholder who holds Dissenting Company Shares will cease to have any rights with respect to such Dissenting Company Shares, except the right to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL. Each holder of Dissenting Company Shares will be entitled to receive a judicial determination of the fair value of such Dissenting Company Shares (exclusive of any element of value arising from the accomplishment or expectation of the merger or similar business combination), and to receive payment of such fair value in cash, together with a fair rate of interest, if any, of such Dissenting Company Shares. Any such judicial determination could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Dissenting Company Shares. Rally stockholders should recognize that the judicially-determined fair value could be higher or lower than the Offer Price. Moreover, Rally may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Company Shares is less than the price paid for Shares in the Offer or the Merger. Rally stockholders should also note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, are not opinions as to, and do not otherwise address, fair value under Section 262 of the DGCL.

        If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his, her or its rights to appraisal as provided under the DGCL, or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the Shares of such Rally stockholder will be converted into the right to receive the Merger Consideration (which will be the same as the Offer Price), without interest thereon, in accordance with the Acquisition Agreement.

        A stockholder may, within sixty days after the Effective Time of the Merger, withdraw a demand for appraisal by delivering to Rally a written withdrawal of the demand for appraisal and accept the terms offered pursuant to the Merger Agreement. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

        The foregoing summary of the rights of stockholders seeking appraisal under Delaware law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The foregoing does not constitute the notice of appraisal rights and related disclosure required by Section 262 of the DGCL. That notice and disclosure will be included in Rally's Appraisal Rights Statement on Schedule 14D-9.

        The perfection of appraisal rights requires strict adherence to the applicable provisions of the DGCL. If a stockholder withdraws or loses the right to appraisal, such stockholder will be entitled to receive only the Merger Consideration.

18. Fees and Expenses.

        CA and Purchaser have retained Innisfree M&A Incorporated to be the Information Agent and Computershare Trust Company, N.A. to be the Depository in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent and the Depository each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

        Neither CA nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depository and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19. Miscellaneous.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of CA or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Purchaser, the Depository, or the Information Agent for the purpose of the Offer.

        Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. Rally is required under the rules of the SEC to file its Solicitation/Recommendation Statement with the SEC on Schedule 14D-9 no later than ten business days from the date of this Offer to Purchase, setting forth the recommendation of the Rally Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may, when filed, be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning Rally" above.

Grand Prix Acquisition Corp.
June 8, 2015

SCHEDULE I

INFORMATION RELATING TO PURCHASER AND PARENT

        Purchaser.    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of Purchaser. Unless otherwise indicated, the current business address of each person is c/o CA, Inc., 520 Madison Avenue 22nd Floor, New York, New York 10022 and the telephone number is 1-800-225-5224. Purchaser is a Delaware corporation, the principal business of which is acquiring Rally.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Lawrence Egan	U.S.	Mr. Egan is Purchaser's President, Secretary and director since 2015 and Parent's Senior Vice President, Chief Counsel, Corporate Governance and Assistant Secretary since May 2015. Mr. Egan was Parent's Vice President, Associate General Counsel and Head of Regulatory Law from 2008 to 2011.
Neil Manna	U.S.	Mr. Manna is Purchaser's Treasurer and director since 2015 and Parent's Senior Vice President, Chief Accounting Officer since 2008.

        Parent.    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of Parent. Unless otherwise indicated, the current business address of each person is c/o CA, Inc., 520 Madison Avenue 22nd Floor, New York, New York 10022 and the telephone number is 1-800-225-5224. Parent is a Delaware corporation and is the sole shareholder of Purchaser.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Michael P. Gregoire	U.S.	Mr. Gregoire has been Parent's Chief Executive Officer and Director since January 2013. Previously, Mr. Gregoire served as President and Chief Executive Officer of Taleo Corporation ("Taleo") from March 2005 until Taleo's acquisition by Oracle Corporation in April 2012. Mr. Gregoire served as a director of Taleo from April 2005 until April 2012 and served as Taleo's Chairman of the Board from May 2008 until April 2012.
Richard J. Beckert	U.S.	Mr. Beckert has been Parent's Executive Vice President and Chief Financial Officer since May 2011. Mr. Beckert served as Corporate Controller at Parent from June 2008 to May 2011.
Michael C. Bisignano	U.S.
Mr. Bisignano has been Parent's Executive Vice President and General Counsel since February 2015. Mr. Bisignano served as Senior Vice President, General Counsel and Corporate Secretary of Blackboard, Inc., from February 2012 to January 2015 and as Vice President, Deputy General Counsel and Assistant Corporate Secretary of Blackboard, Inc. from August 2010 to February 2012.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Adam Elster	U.S.	Mr. Elster has been Parent's Executive Vice President and Group Executive, Worldwide Sales and Services since January 2014. Previously, Mr. Elster was the Executive Vice President and Group Executive, Mainframe and Customer Success Group at Parent from February 2012 to January 2014, Executive Vice President, Global Business Organization and Business Transformation at Parent from August 2011 to February 2012, General Manager, CA Services, Support and Education at Parent from June 2011 to August 2011, and Corporate Senior Vice President and General Manager, CA Services at Parent from November 2009 to June 2011.
Lauren P. Flaherty	U.S.
Ms. Flaherty has been Parent's Executive Vice President and Chief Marketing Officer since August 2013. Previously, Ms. Flaherty was Executive Vice President and Chief Marketing Officer at Juniper Networks, Inc. from February 2009 to July 2013.
Jacob Lamm	U.S.	Mr. Lamm has been Parent's Executive Vice President, Strategy and Corporate Development since February 2009.
Paul L. Pronsati	U.S.
Mr. Pronsati has been Parent's Executive Vice President, Global Operations and Information Technology since November 2014. Mr. Pronsati served as the Senior Vice President, Global Operations and Information Technology from February 2013 until November 2014. Previously, Mr. Pronsati was Senior Vice President, Operations at Taleo from April 2005 to May 2012.
Jens Alder	Switzerland
Mr. Alder has served as a director of Parent since 2011. Mr. Alder has served as Chairman of the Board of Sanitas Krankenversicherung since 2009, a director of BG Consulting Engineers since 2011, Chairman of the Board of Goldbach Group AG since 2013 and Chairman of the Board of Alpiq Holding AG since 2015.
Raymond J. Bromark	U.S.	Mr. Bromark has served as a director of Parent since 2007. Mr. Bromark serves on the Board of YRC Worldwide, Inc. and the Board of Tesoro Logistics GP, LLC.
Gary J. Fernandes	U.S.	Mr. Fernandes has been a director of Parent since 2003. Mr. Fernandes has been Chairman and President of FLF Investments since 1999.
Rohit Kapoor	U.S.
Mr. Kapoor has been a director of Parent since 2011. Mr. Kapoor is has been Vice Chairman and Chief Executive Officer of ExlService Holdings, Inc. ("EXL Holdings"), since 2012 and serves on its Board. Mr. Kapoor served as EXL Holdings' President and Chief Executive Officer from 2008 to 2012

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Jeffrey G. Katz	U.S.	Mr. Katz has been a director of Parent since March 2015. Mr. Katz served as Chief Executive Officer of Wize Commerce, Inc. from 2010 to 2014 and Executive Chairman of LeapFrog Enterprises from 2010 to 2011. Mr. Katz serves on the Board of R.R. Donnelley Sons & Company and served on the Board of Digital River, Inc. from 2014 to 2015.
Kay Koplovitz	U.S.
Ms. Koplovitz has been a director of Parent since 2008. Ms. Koplovitz is the Chairman and Chief Executive Officer of Koplovitz & Co., LLC. Ms. Koplovitz serves on the Boards of Time Inc., Ion Media Networks, Inc., The Paley Center for Media, Springboard Enterprises, and the International Tennis Hall of Fame. Ms. Koplovitz served on the Board of Kate Spade & Company from 1992 to 2015 and was non-executive Chairman of the Board from 2007 to 2013.
Christopher B. Lofgren	U.S.	Mr. Lofgren has been a director of Parent since 2005. Mr. Lofgren is the President, Chief Executive Officer and a director of Schneider National, Inc. ("Schneider National").
Richard Sulpizio	U.S.
Mr. Sulpizio has been a director of Parent since 2009. Mr. Sulpizio was President and Chief Executive Officer of Qualcomm Enterprise Services from 2009 to 2013. Mr. Sulpizio was the Senior Advisor of Qualcomm Enterprise Services from 2013 to 2013. Mr. Sulpizio serves on the Board of ResMed, Inc.
Laura S. Unger	U.S.
Ms. Unger has been a director of Parent since 2004. Ms. Unger served as a special advisor to Promontory Financial Group from 2010 to 2014. Ms. Unger serves on the Boards of CIT Group, Inc., Navient Corporation, Nomura Securities International, Inc. and Nomura Global Financial Products, Inc.
Arthur F. Weinbach	U.S.	Mr. Weinbach has been a director of Parent since 2008, and Chairman of the Board of Parent since 2010. Mr. Weinbach serves on the Board of The Phoenix Companies, Inc.
Renato (Ron) Zambonini	Canada	Mr. Zambonini has been a director of Parent since 2005. Mr. Zambonini serves on the Board of PTC, Inc.

        During the last five years, none of the persons listed in this Schedule I has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

        During the last five years, none of the persons listed in this Schedule I has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.